UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UNIQURE N.V.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

+1-339-970-7000

Dear Shareholder:

On behalf of the Board of Directors of uniQure N.V. (the “Company”), I invite you to attend our 2023 Annual General Meeting of Shareholders on June 13, 2023, at 3:00 p.m., Central European Summer Time (the “2023 Annual Meeting”). The 2023 Annual Meeting will be held at the Company’s principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands. The matters to be voted upon at the 2023 Annual Meeting are listed in the Notice of Annual General Meeting of Shareholders (the “Notice”) and are more fully described in the proxy statement accompanying this letter (the “Proxy Statement”).

Registered Shareholders (as defined in the “Notice of Annual General Meeting of Shareholders” below) are entitled to submit their questions regarding the agenda items ahead of the 2023 Annual Meeting by email to investors@uniQure.com and during the 2023 Annual Meeting, in each case, as more particularly described in the Proxy Statement.

We have opted to use the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice, which will be mailed to our Shareholders of record, provides instructions regarding how you may access or request all of the proxy materials by telephone or email. The Notice also instructs you how to vote your shares online. If you prefer to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting such materials printed on the Notice. These materials are available free of charge at http://www.edocumentview.com/QURE. Further instructions for accessing these proxy materials and voting at the 2023 Annual Meeting are described in the Notice and the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the 2023 Annual Meeting in person, please carefully review the enclosed Proxy Statement and then cast your vote, regardless of the number of shares you hold. If you are a shareholder of record, you may vote over the Internet, by telephone or by completing, signing, dating, and mailing the accompanying proxy card in the return envelope no later than 11:59 p.m. Central European Summer Time on June 12, 2023. If you mail the proxy card within the United States, no additional postage is required. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the 2023 Annual Meeting in person, provided that you have notified the Company of your intention to attend the meeting no later than 12:00 p.m. Central European Summer Time on June 12, 2023.  If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares and you will have the option to cast your vote in the manner provided in the voting instructions you receive from your broker or other nominee. In any event, to be sure that your vote will be received in time (and no later than 11:59 p.m. Central European Summer Time on June 12, 2023), please cast your vote by your choice of available means at your earliest convenience.

Thank you for your continuing interest in the Company. We look forward to you attending the 2023 Annual Meeting. If you have any questions about the Proxy Statement, please contact investor relations at investors@uniQure.com.

Sincerely,

/s/ Matthew Kapusta
Matthew Kapusta
Chief Executive Officer and Executive Director

uniQure N.V.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 13, 2023

To the Shareholders of uniQure N.V.:

Notice is hereby given that the 2023 Annual General Meeting of Shareholders (the “2023 Annual Meeting”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure,” or “we”), will be held on June 13, 2023, at 3:00 p.m., Central European Summer Time, at the Company’s principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands for the following purposes:

I.	Opening and announcements
II.	Board Report on the financial year 2022 (for discussion only)
III.	Explanation of the application of the remuneration policy (for discussion only)
IV.	Adoption of the 2022 Dutch statutory annual accounts (Voting Proposal No. 1)
V.	Discharge of liability of the members of the Board of Directors (the “Board”) (Voting Proposal No. 2)
VI.

Board Appointment:

a) reappointment of Madhavan Balachandran as non-executive director (Voting Proposal No. 3)

b) reappointment of Jack Kaye as non-executive director (Voting Proposal No. 4)

c) reappointment of Leonard Post as non-executive director (Voting Proposal No. 5)

d) reappointment of Jeremy Springhorn as non-executive director (Voting Proposal No. 6)

VII.	Renew the designation of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares (Voting Proposal No. 7)
VIII.	Reauthorize the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares (Voting Proposal No. 8)
IX.	Reauthorize the Board to repurchase Ordinary Shares (Voting Proposal No. 9)
X.	Appointment of KPMG Accountants N.V. as external auditors of the Company for the financial year 2023 (Voting Proposal No. 10)
XI.	To approve, on an advisory basis, the compensation of the named executive officers of the Company (Voting Proposal No. 11)
XII.	To approve the amendment and restatement of the Company’s 2014 Share Incentive Plan (Voting Proposal No. 12)
XIII.	Any other business
XIV.	Closing of the meeting

Our Board of Directors (our “Board”) recommends that you vote “FOR” each of the voting proposals noted above.

Several of the agenda items are presented to the 2023 Annual Meeting because our Company is organized under the laws of the Netherlands. Several matters that are within the authority of the Board under the corporate laws of most U.S. states require shareholder approval under Dutch law. Additionally, Dutch corporate governance provisions require certain discussion topics for an annual general meeting of shareholders upon which shareholders do not vote.

The Board has fixed the close of business Central European Summer Time on May 16, 2023 as the record date and, therefore, only the Company’s shareholders of record (“Registered Shareholders”) at the close of business Central European Summer Time on May 16, 2023 are entitled to receive this notice (the “Notice”) and to vote at the 2023 Annual Meeting and any adjournment thereof.

Only Registered Shareholders who have given notice in writing to the Company by 12:00 p.m. Central European Summer Time on June 12, 2023 of their intention to attend the 2023 Annual Meeting in person are entitled to so attend the 2023 Annual Meeting. The conditions for attendance at the 2023 Annual Meeting are as follows:

o	Registered Shareholders must (i) notify the Company by 12:00 p.m. Central European Summer Time on June 12, 2023 of their intention to attend the 2023 Annual Meeting by submitting their name and the number of registered shares held by them through the Company’s email address at investors@uniQure.com and (ii) bring a form of personal picture identification to the 2023 Annual Meeting; and

o	Holders of shares held in street name (“Beneficial Holders”) must have their financial intermediary, agent or broker with whom the shares are on deposit issue a proxy to them that confirms they are authorized to take part in and vote at the 2023 Annual Meeting. These Beneficial Holders must (i) notify the Company of their intention to attend the 2023 Annual Meeting by submitting their name and the number of shares beneficially owned by them through the Company’s email address at investors@uniQure.com no later than 12:00 p.m. Central European Time on June 12, 2023, (ii) bring an account statement or a letter from the record holder indicating that the Beneficial Holder owned the shares as of the record date to the 2023 Annual Meeting, (iii) bring the proxy issued to them by their financial intermediary to the 2023 Annual Meeting and (iv) bring a form of personal picture identification to the 2023 Annual Meeting.

A proxy statement more fully describing the matters to be considered at the 2023 Annual Meeting (the “Proxy Statement”) is attached to this Notice. Copies of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report on Form 10-K”), including our financial statements and notes thereto, as filed with the U.S. Securities and Exchange Commission, accompany this Notice, but are not deemed to be part of the Proxy Statement.

We have opted to use the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a more convenient and quicker way to access the proxy materials, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Registered Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, this Notice, which has been (or will be) mailed to our Registered Shareholders, provides instructions regarding how you may access or request all of the proxy materials by telephone or email. This Notice also instructs you how to vote your shares online. If you prefer to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting such materials printed herein. All proxy materials are on a publicly accessible website. These materials are available free of charge at http://www.edocumentview.com/QURE.

Our 2022 Dutch Statutory Annual Accounts and our 2022 Dutch Statutory Board Report are available on our website at www.uniqure.com.

The 2023 Annual Meeting is an important event in our corporate calendar and provides an opportunity to engage with shareholders and for shareholders to pass the necessary resolutions for the conduct of the business and affairs of the Company.

Whether or not you plan to attend the 2023 Annual Meeting in person, please vote via the Internet prior to the 2023 Annual Meeting. You also may vote by telephone or by submitting a proxy card by mail prior to the 2023 Annual Meeting. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you also may have the choice of instructing the record holder as to the voting of your shares by proxy, over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker or other nominee. If you are submitting a proxy card by mail, you do not need to affix postage to the enclosed reply envelope if you mail it within the United States.

All proxies submitted to us will be tabulated by Computershare.

All Shareholders are extended an invitation to attend the 2023 Annual Meeting.

By Order of the Board of Directors,

/s/ Matthew Kapusta
Matthew Kapusta
Chief Executive Officer and Executive Director

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual General Meeting of
Shareholders to Be Held on June 13, 2023

The Proxy Statement, Proxy Card, and our Annual Report on Form 10-K are available at
http://www.edocumentview.com/QURE
and, together with our 2022 Dutch Statutory Annual Accounts and our 2022 Dutch Statutory Board Report, on our website at http://www.uniqure.com.

1.	NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

2.	PROXY STATEMENT FOR THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS	2

3.	QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING	2

4.	AGENDA ITEM IV - VOTING PROPOSAL NO. 1 - ADOPTION OF THE 2022 DUTCH STATUTORY ANNUAL ACCOUNTS AND TREATMENT OF THE RESULTS	8

5.	AGENDA ITEM V - VOTING PROPOSAL NO. 2 - DISCHARGE OF LIABILITY FOR THE MEMBERS OF THE BOARD	9

6.	AGENDA ITEM VI - VOTING PROPOSAL NO. 3, NO. 4, NO. 5, AND NO. 6- BOARD APPOINTMENTS	10

7.	AGENDA ITEM VII - VOTING PROPOSAL NO. 7 - RENEW THE DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	13

8.	AGENDA ITEM VIII - VOTING PROPOSAL NO. 8 - REAUTHORIZE THE BOARD TO EXCLUDE OR LIMIT PREEMPTIVE RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	15

9.	AGENDA ITEM IX - VOTING PROPOSAL NO. 9 - REAUTHORIZE THE BOARD TO REPURCHASE ORDINARY SHARES	16

10.	REPORT OF THE AUDIT COMMITTEE	17

11.	AGENDA ITEM X - VOTING PROPOSAL NO. 10 - APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF THE COMPANY FOR THE FINANCIAL YEAR 2023	18

12.	AGENDA ITEM XI - VOTING PROPOSAL NO. 11 —TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY	20

13.	AGENDA ITEM XII - VOTING PROPOSAL NO. 12— TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2014 SHARE INCENTIVE PLAN	21

14.	CORPORATE GOVERNANCE	32

15.	CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS	43

16.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45

17.	COMPENSATION COMMITTEE REPORT	48

18.	COMPENSATION DISCUSSION & ANALYSIS	49

19.	SUMMARY COMPENSATION TABLE	69

20.	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022	70

21.	GRANTS OF PLAN-BASED AWARDS FOR 2022	72

22.	OPTION EXERCISES AND STOCK VESTED IN 2022	74

23.	DIRECTOR COMPENSATION	85

24.	DIRECTOR COMPENSATION TABLE	86

25.	GENERAL MATTERS	87

26.	APPENDIX A	89

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the following Proxy Statement for the 2023 Annual General Meeting of Shareholders are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by those sections.

Forward-looking statements are based on our current assumptions, projections and expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions, or the negatives thereof, or future dates. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in “Part I, Item 1A, Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2023 (the “Annual Report on Form 10-K”).

You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described in our Annual Report on Form 10-K, including in “Part I, Item 1A. Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K are not exclusive and further information concerning our company and our business, including factors that could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

+1-339-970-7000

PROXY STATEMENT FOR THE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on June 13, 2023, at 3:00 p.m., Central European Summer Time

This proxy statement (the “Proxy Statement”), which includes the explanatory notes to the agenda for the 2023 Annual General Meeting of Shareholders (the “2023 Annual Meeting”) and the accompanying proxy card, are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure,” “our” or “we”), for the 2023 Annual Meeting. The 2023 Annual Meeting will be held at 3:00 p.m. Central European Summer Time on June 13, 2023, and at any adjournment thereof, at the Company’s principal executive offices located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

The approximate date on which the Notice of Internet Availability of Proxy Materials is first being sent or given to the Company’s shareholders (each a “Shareholder” and collectively, the “Shareholders”) is May 17, 2023.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting.

What am I Voting on and How Does the Board Recommend I Vote?

You will be voting on the following proposals. After careful consideration, the Board unanimously recommends that the Registered Shareholders vote as follows:

(1)	Voting Proposal No. 1: “FOR” adoption of the 2022 Dutch Statutory Annual Accounts.
(2)	Voting Proposal No. 2: “FOR” discharge of liability of the members of the Board.
(3)	Voting Proposal No. 3: “FOR” reappointment of Madhavan Balachandran as non-executive director.
(4)	Voting Proposal No. 4: “FOR” reappointment of Jack Kaye as non-executive director.
(5)	Voting Proposal No. 5: “FOR” reappointment of Leonard Post as non-executive director.
(6)	Voting Proposal No. 6: “FOR” reappointment of Jeremy Springhorn as non-executive director.
(7)	Voting Proposal No. 7: “FOR” renewing the designation of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares.
(8)	Voting Proposal No. 8: “FOR” reauthorizing the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares.
(9)	Voting Proposal No. 9: “FOR” reauthorization of the Board to repurchase Ordinary Shares.

(10)	Voting Proposal No. 10: “FOR” appointment of KPMG Accountants N.V. as external auditors of the Company for the financial year 2023.
(11)	Voting Proposal No. 11: “FOR” approval, on an advisory basis, of the compensation of the named executive officers of the Company.
(12)	Voting Proposal No. 12: “FOR” the amendment and restate of the Company’s 2014 Share Incentive Plan.

Who May Vote at the 2023 Annual Meeting?

If you are a holder of record of our ordinary shares (the “Ordinary Shares”) or if you hold Ordinary Shares in street name at the close of business Eastern Time on May 16, 2023 (the “Record Date”) you are entitled to receive notice of and to vote at the 2023 Annual Meeting and any adjournment thereof. We expect that we will have approximately 46,968,032 Ordinary Shares outstanding as of the Record Date. We have no other securities entitled to vote at the 2023 Annual Meeting. Each Ordinary Share is entitled to one vote on each voting proposal. There is no cumulative voting.

What Vote is Required?

Under the Company’s Articles of Association, the presence at the 2023 Annual Meeting of one-third of the issued share capital, present in person or represented by proxy, is required for a quorum.

Each matter proposed by the Board, other than with respect to the reappointment of directors (voting proposals Nos. 3-6) and the reauthorization of the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares (voting proposal No. 8), shall be adopted by a simple majority of the votes cast at the 2023 Annual Meeting. Abstentions, “blank votes”, “broker non-votes” and invalid votes are not considered votes cast.

Voting Proposals Nos. 3-6: under the Company’s Articles of Association and consistent with Dutch law, executive directors and non-executive directors are appointed by the general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which resolution requires a majority of at least two-thirds of the votes cast, provided that such majority represents more than half of the issued share capital), in which case he or she will not be appointed.

Voting Proposal No. 8: pursuant to the Company’s Articles of Association, if less than half of the issued capital is represented, the proposal reauthorizing the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares can only be adopted by a majority of at least two-thirds of the votes cast. If more than of the issued capital is represented, a simple majority is sufficient to adopt this proposal.

What is the Difference Between Being a Holder of Record of Ordinary Shares and Holding Ordinary Shares in “Street Name”?

A holder of record holds Ordinary Shares in his or her name. Ordinary Shares held in “street name” means Ordinary Shares that are held in the name of a bank or broker on a person’s behalf.

Am I Entitled to Vote if My Ordinary Shares are Held in “Street Name”?

Yes. If your Ordinary Shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those Ordinary Shares held in “street name.” If your Ordinary Shares are held in street name, these proxy materials will be provided to you by your bank or brokerage firm, along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions.

How Can I Vote My Ordinary Shares?

If you are a record holder of Ordinary Shares at the close of business on the Record Date, you may vote as follows:

●	By Internet. Access the website of the Company’s tabulator, Computershare, at: http://www.investorvote.com/QURE, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. If you vote on the Internet, you also may request electronic delivery of future proxy materials.
●	By Telephone. Call 1-800-652-8683 toll-free from the U.S., U.S. territories and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. You must have the control number that is included on the proxy card when voting.
●	By Mail. If you receive a proxy card by mail, complete and mail a proxy card in the enclosed postage prepaid envelope to the address provided. Your shares will be voted in accordance with your instructions. If you are mailed or otherwise receive or obtain a proxy card, and you choose to vote by telephone or by Internet, you do not have to return your proxy card.
●	In Person at the Meeting. If you attend the 2023 Annual Meeting, be sure you have given notice in writing to the Company by 12:00 p.m. Central European Summer Time on June 12, 2023 and bring a form of personal picture identification with you. Directions to the Annual Meeting available by contacting Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105BP Amsterdam, the Netherlands, telephone number +1-339-970-7000, email investors@uniQure.com. Failure to comply with these requirements may preclude you from being admitted to the Annual Meeting.

If Ordinary Shares are held in street name at the close of business on the Record Date, you may vote:

●	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.
●	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
●	In Person at the Meeting. If you attend the meeting, in addition to picture identification, you should bring an account statement or a letter from the record holder indicating that you owned the shares and the number of shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. Failure to comply with these requirements may preclude you from being admitted to the Annual Meeting.

Unlike our past several meetings conducted pursuant to the Dutch emergency COVID-19 regulations, we will not conduct the 2023 Annual Meeting over the Internet via live audio webcast. Please ensure that you vote in advance of the 2023 Annual Meeting by Internet, by telephone or by mail, in accordance with the instructions above. To be sure that your vote will be received in time (and no later than 11:59 p.m. Central European Summer Time on June 12, 2023), please cast your vote by your choice of available means at your earliest convenience. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by Internet or by telephone.

Can I Change My Vote?

Even if you execute and deliver a proxy, you retain the right to revoke it and to change your vote to attend and vote in person at the 2023 Annual Meeting or any adjournment thereof. If you are a record holder of Ordinary Shares at the close of business on the Record Date, you may change your vote by doing any one of the following:

(1)

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Central European Summer Time on June 12, 2023.

(2)

You must notify us of your intention to revoke your proxy no later than 12:00 p.m. Central European Summer Time on June 12, 2023. Such revocation may be effected in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of Investor Relations at the address of our principal executive offices set forth above.

(3)	Attend the Annual Meeting in person and vote as instructed above.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also attend the Annual Meeting in person and vote as instructed above.

Unless so revoked, the shares represented by a proxy, if received in time, will be voted in accordance with the directions given therein.

If the 2023 Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the 2023 Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the 2023 Annual Meeting (except for any proxies that have at that time effectively been revoked or withdrawn).

How do I Vote by Proxy

The Ordinary Shares represented by any proxy duly given will be voted at the 2023 Annual Meeting in accordance with the instructions of the Shareholder. You may vote “FOR” or “AGAINST” or “ABSTAIN” from each of the voting proposals.

What Does it Mean to “ABSTAIN” from a Vote?

An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal.

What if I Return my Proxy Card but do not Provide Voting Instructions?

If no specific instructions are given, the shares will be voted “FOR” the voting proposals described in this Proxy Statement. In addition, if any other matters come before the 2023 Annual Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment with respect to such matters.

If we receive a signed and dated proxy card or receive your instructions by Internet or by telephone and your instructions do not specify how your shares are to be voted, your shares will be voted with the Board’s recommendations.

What Happens if I Fail to Vote or Abstain from Voting?

If you do not exercise your vote because you do not submit a properly executed proxy card to the Company, and do not vote by Internet or by Telephone, in accordance with the instructions contained in this Proxy Statement in a timely fashion or by failing to attend the Annual Meeting to vote in person or fail to instruct your broker, bank, trust company or other nominee how to vote on a non-routine matter, it will have no effect on a Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote” for any Proposal, it will also have no effect on such Proposal. If you do not give instructions to your broker, bank, trust company or other nominee, such broker, bank, trust company or other nominee will nevertheless be entitled to vote your shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the shares in its discretion on such matters.

If My Shares are Held in Street Name by my Broker, Will my Broker Automatically Vote My Shares for Me?

If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters, such as the appointment of our directors, without instructions from you. You should therefore instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a proposal that is a non-routine matter, this will be considered to be a “broker non-vote” and your shares will not be counted for purposes of determining the presence of a quorum with respect to that proposal. However, your broker, bank, or trust company is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares, in which case your shares will count for purposes of determining whether a quorum is present with respect to that proposal.

Beneficial owners of Ordinary Shares held through a broker, bank, trust company or other nominee may not vote the underlying shares at the Annual Meeting, unless they first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares.

What Are Broker Non-Votes?

“Broker non-votes” are shares represented at the 2023 Annual Meeting held by brokers, bankers, or other nominees (i.e., in “street name”) that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Generally, brokerage firms may vote to ratify the selection of independent auditors and on other “discretionary” or “routine” items. In contrast, brokerage firms may not vote to appoint directors, because those proposals are considered “non-discretionary” items. Accordingly, if you do not instruct your broker how to vote your shares on “non-discretionary” matters, your broker will not be permitted to vote your shares on these matters.

What are the Costs of the Solicitation of Proxies?

The expenses of solicitation of proxies will be paid by the Company. We may solicit proxies by mail, by electronic mail or by phone through agents of the Company. Additionally, the employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally, by telephone, electronic mail, or mail. The Company will also reimburse banks, brokers or other institutions for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.

Why Did I Receive a One-Page Notice in The Mail Regarding the Internet Availability of Proxy Materials Instead Of A Full Set of Proxy Materials as I have in the Past?

We have opted to use the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice, which will be mailed to our Shareholders of record, provides instructions regarding how you may access or request all of the proxy materials by telephone or email. The Notice also instructs you how to vote your shares online. If you prefer to receive a paper or email copy of the proxy materials, you should follow the instructions for requesting such materials printed on the Notice.

Where Can I Find the Voting Results?

The preliminary voting results will be announced at the 2023 Annual Meeting. The final results will be disclosed in a Current Report on Form 8-K within four business days after the meeting date.

VOTING PROPOSAL NO. 1
ADOPTION OF THE 2022 DUTCH STATUTORY ANNUAL ACCOUNTS AND TREATMENT OF THE RESULTS

As a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, we are required by both Dutch law and our Articles of Association to prepare the Dutch statutory annual accounts and submit them to our Shareholders for adoption. Our 2022 Dutch statutory annual accounts include our consolidated financial statements for the year ended December 31, 2022, for the uniQure N.V. group, which are comprised of the consolidated statements of financial position, consolidated statements of profit and loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows with explanatory notes thereto prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, as well as stand-alone Company-only financial statements of uniQure N.V. for the fiscal year ended December 31, 2022, comprising uniQure N.V.’s Company-only statement of financial position and the Company-only statement of profit and loss with explanatory notes thereto prepared in accordance with Book 2 of the Dutch Civil Code (together, the “2022 Dutch Statutory Annual Accounts”).

Our 2022 Dutch Statutory Annual Accounts differ from the consolidated financial statements contained in our Annual Report on Form 10-K, which was prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), and filed with the SEC. Our 2022 Dutch Statutory Annual Accounts contain some disclosures that are not required under U.S. GAAP and that are therefore not contained in our Annual Report on Form 10-K.

A copy of our 2022 Dutch Statutory Annual Accounts is available on our website at www.uniqure.com or may be obtained by contacting Investor Relations at investors@uniQure.com or by telephone at +1-339-970-7000.

Due to the international nature of our business and pursuant to a prior shareholder authorization, our 2022 Dutch Statutory Annual Accounts have been prepared in the English language.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 1. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that shareholders vote “FOR” the adoption of our Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2022.

VOTING PROPOSAL NO. 2
DISCHARGE OF LIABILITY OF THE MEMBERS OF THE BOARD OF DIRECTORS

At the 2023 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our Registered Shareholders will be asked to grant discharge of liability of the members of our Board in office for the management and conducted policy during the 2022 financial year insofar as the exercise of such duties is reflected in the 2022 Dutch Statutory Annual Accounts and the 2022 Dutch Statutory Board Report or otherwise disclosed at the 2023 Annual Meeting.

If our Registered Shareholders approve to grant discharge of liability, the members of our Board will not be liable to us for actions that such directors took on behalf of our Company in the exercise of their duties in 2022 and as reflected in the 2022 Dutch Statutory Annual Accounts and the 2022 Dutch Statutory Board Report or otherwise disclosed to the 2023 Annual Meeting. Therefore, this release does not apply to matters that were not previously disclosed to our Shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 2. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that shareholders vote “FOR” the grant of discharge of liability of the members of the Board in office during the fiscal year ended December 31, 2022 for the management and conducted policy during our fiscal year ended December 31, 2022 insofar as the exercise of such duties is reflected in the 2022 Dutch Statutory Annual Accounts and the 2022 Dutch Statutory Board Report or otherwise disclosed at the 2023 Annual Meeting

VOTING PROPOSAL NO. 3, NO. 4, NO. 5 and NO. 6
BOARD APPOINTMENT

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to those senior managers and monitors their performance. Members of the Board are kept informed of the Company’s business by, among other things, participating in Board and Committee meetings, attending certain meetings with senior and other management of the Company, and reviewing analyses and reports provided to them.

The Board is currently made up of nine directors. The terms of office for four non-executive directors, Madhavan Balachandran, Jack Kaye, Leonard Post, and Jeremy Springhorn, are scheduled to expire on the date of the 2023 Annual Meeting. The terms of office of three non-executive directors, Rachelle Jacques, David Meek, and Paula Soteropoulos, are scheduled to expire on the date of the 2024 Annual General Meeting of Shareholders. The terms of office of one executive director, Matthew Kapusta and one non-executive director, Robert Gut, are scheduled to expire on the date of the 2025 Annual Meeting of the Shareholders. Under our Articles of Association, all directors hold office for a maximum term of four years. However, the current practice of the Board is to nominate all directors, both executive and non-executive, for terms of office of three years. The Board has implemented staggered terms to provide for a retirement schedule as required by our Articles of Association.

The Board has nominated each of Madhavan Balachandran, Jack Kaye, Leonard Post and Jeremy Springhorn for reappointment to the Board, each to serve as a non-executive director until the 2026 Annual General Meeting of Shareholders or until his death, resignation, suspension, or dismissal. Each of Messrs. Balachandran, Kaye, Post and Springhorn have consented to being named in this Proxy Statement and to continue to serve, if appointed, as a member of the Board.

The name, position with the Company and age as of the Record Date of each individual who is our nominee for appointment as a director is:

Name	Age	Position	Director Since
Madhavan Balachandran	72	Non-Executive Director	2017
Jack Kaye	79	Non-Executive Director	2016
Leonard Post	70	Non-Executive Director	2020
Jeremy Springhorn	60	Non-Executive Director	2017

MADHAVAN BALACHANDRAN. Mr. Balachandran has served as a member of our Board since September 2017. Mr. Balachandran has been a director of Catalent (NYSE: CTLT) since May 2017. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc. (“Amgen”), a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Wellcome Company, a predecessor before mergers of GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo, a Bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Bombay, and an MBA from East Carolina University. We believe Mr. Balachandran is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

JACK KAYE. Mr. Kaye has served as a member of our Board since 2016. Mr. Kaye is currently a member of the Compensation Committee of Dyadic International, Inc. (OTC: DYAI), and serves as chairman of the Audit Committee and as a director of DiaCarta Ltd., a private company. He has also served as Chairman of the Audit Committee of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) from 2006 to 2016. Mr. Kaye began his career at Deloitte LLP (“Deloitte”), an international accounting, tax, and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global, and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations, corporate governance, and Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years. Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant. We believe that Mr. Kaye is qualified to serve as a Non-Executive Director due to his extensive accounting and financial experience.

LEONARD POST, PH.D. Dr. Post has over 35 years of experience in the pharmaceutical industry where he has held various global executive positions and has extensive experience in research and development of product candidates. Since July 2016, Dr. Post has served as Chief Scientific Officer of Vivace Therapeutics, an oncology company working on small molecules targeting the hippo pathway and is also Chief Scientific Officer of its sister company Virtuoso Therapeutics, a company working on bispecific antibodies for oncology. From February 2010 until June 2016, Dr. Post worked at BioMarin (Nasdaq: BMRN), in various positions including Chief Scientific Officer. During that time, he oversaw the initiation of BioMarin’s first gene therapy project for hemophilia A. Prior to that, Dr. Post served as Chief Scientific Officer of LEAD Therapeutics, Senior Vice President of Research & Development at Onyx Pharmaceuticals, and Vice President of Discovery Research at Parke-Davis Pharmaceuticals. He is also currently an advisor to Canaan Partners. Dr. Post is a virologist by training and did early work on engineering of herpes simplex virus as a postdoctoral fellow. He has a Bachelor of Science degree in Chemistry from the University of Michigan, and a Doctorate degree in Biochemistry from the University of Wisconsin. We believe Dr. Post is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

JEREMY SPRINGHORN, Ph.D. Dr. Springhorn has served as a member of our Board since September 2017. Since April 2021, Dr. Springhorn has been Chief Executive Officer of Nido Biosciences, a developer of small molecule therapeutics. Prior to taking his position at Nido, Dr. Springhorn was Chief Business Officer of Syros Pharmaceuticals, Inc. (Nasdaq: SYRS) from November 2017 until April 2021. Prior to taking his position at Syros, Dr. Springhorn served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs in helping companies in various strategic and corporate development capacities, creating next generation startups, and working with Flagship’s Corporate Limited Partners. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and was one of the original inventors of the drug Soliris®. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2006 until March 2015. Dr. Springhorn started at Alexion in 1992 where he served in various leadership roles in R&D before switching to Business Development in 2006. Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and his BA from Colby College. We believe Dr. Springhorn is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

If reappointed, the term of office for each of Messrs. Balachandran, Kaye, Post and Springhorn will expire on the date of the 2026 Annual General Meeting of Shareholders. Pursuant to the Company’s Articles of Association, the Board plans to appoint a chair of the Board and any new committee members at the first meeting of the Board following the 2023 Annual Meeting, which is currently scheduled for June 13, 2023.

We currently expect that: (i) Mr. Kaye will continue to serve as a member of our Compensation Committee and as the chair of our Audit Committee, (ii) Mr. Balachandran will continue to serve as the chair of our Compensation Committee, (iii) Dr. Post will continue to serve as the chair of our Research and Development Committee, and (iv) Dr. Springhorn will continue to serve as a member of our Audit Committee and as the chair of of our Nominating and Governance Committee.

For information as to the Ordinary Shares held by Madhavan Balachandran, Jack Kaye, Leonard Post, and Jeremy Springhorn, see “Security Ownership of Certain Beneficial Owners and Management.”

There are no arrangements or understandings between the nominees, directors or executive officer and any other person pursuant to which our nominee, directors or executive officer have been selected for their respective positions. However, the Company has entered into indemnification agreements with its existing non-executive directors pursuant to which the Company agrees to indemnify such directors in certain circumstances.

VOTE REQUIRED

Under our Articles of Association and consistent with Dutch law, executive directors and non-executive directors are appointed by the general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is represented by a proxy at the 2023 Annual Meeting, unless the nomination is overruled by the general meeting, which resolution requires at least a two-third majority of the votes cast at the 2023 Annual Meeting, provided that such majority represents at least half of the issued share capital. Each Ordinary Share confers the right to cast one vote at the 2023 Annual Meeting. Abstentions, “blank votes”, “broker non-votes” and invalid votes are not considered votes cast.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote “FOR” each of the nominees for Director

VOTING PROPOSAL NO. 7
RENEW THE DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

At the 2023 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our Shareholders will be asked to renew the designation of our Board as the competent body to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares up to a maximum of (i) our authorized share capital in the event of an underwritten public offering, or (ii) 19.9% of our aggregate issued share capital at the time of issuance in connection with any other single issuance (or series of related issuances), for a term of 18 months with effect from the date of the 2023 Annual Meeting.

Our current authorized share capital consists of eighty million (80,000,000) Ordinary Shares, each with a nominal value per share of €0.05. Under Dutch law and our Articles of Association, we are required to seek the approval of our Shareholders each time we wish to issue shares of our authorized share capital unless our Shareholders have authorized our Board to issue shares. This authorization may not continue for more than five years but may be given on a rolling basis. We currently have authorization from our Shareholders to issue Ordinary Shares, or grant rights to subscribe for Ordinary Shares, up to a maximum of (i) our authorized share capital in the event of an underwritten public offering or (ii) 19.9% of our aggregate issued share capital at the time of issuance in connection with any other single issuance (or series of related issuances). This existing authorization expires on December 14, 2023, and we believe it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis. The approval of this voting proposal will maintain our flexibility to allow our Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares without the delay and expense of calling extraordinary general meetings of shareholders. The designation can be used for all purposes, including any issuance under our employee share purchase plan, subject to statutory limitations, and except for awards granted under the Company’s 2014 Share Incentive Plan, as amended and restated.

We also currently issue Ordinary Shares from our authorized share capital to satisfy our obligations under awards granted under our equity compensation plans, and the Shareholders separately authorized such plans. Other than ordinary share issuances in connection with our equity compensation plans (including plans for inducement grants to newly hired employees), our employee share purchase plan, and any sales deemed to be “at-the-market offerings” pursuant to our supplemental prospectus filed on March 2, 2021 with the SEC, we do not have any specific plans, proposals, or arrangements to issue any of our authorized Ordinary Shares for any purpose. However, in the ordinary course of our business, our Board may determine from time to time that the issuance of authorized and unissued shares is in the best interests of our Company, including in connection with equity compensation or future acquisitions or financings.

This authority to issue shares is similar to that afforded under state law to the boards of directors of public companies domiciled in the United States. Management believes that retaining the flexibility to allow our Board to issue our Ordinary Shares for acquisitions, financings, or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our Ordinary Shares are listed on the Nasdaq Global Select Market, and the issuance of additional shares will remain subject to Nasdaq rules. For example, Nasdaq Listing Rule 5635(d) requires shareholder approval for the issuance of shares in a private placement of more than 20% of the shares outstanding, with several exceptions.

If our Shareholders do not renew the designation of our Board as the competent body to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares, then the previous authorization would remain in place, and our Board would continue to retain authority to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to that authorization until it expires on December 14, 2023.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 7. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the renewal of the authority of the Board to issue our Ordinary Shares and grant rights to subscribe for our Ordinary Shares up to a maximum of (i) our authorized share capital in the event of an underwritten public offering, or (ii) 19.9% of our aggregate issued share capital at the time of issuance in connection with any other single issuance (or series of related issuances), for a term of 18 months with effect from the date of the 2023 Annual Meeting.

VOTING PROPOSAL NO. 8
REAUTHORIZE THE BOARD TO EXCLUDE OR LIMIT PREEMPTIVE
RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO
SUBSCRIBE FOR ORDINARY SHARES

Under Dutch law, holders of our Ordinary Shares would have a pro rata pre-emptive right of subscription to any of our Ordinary Shares issued for cash. A pre-emptive right of subscription is the right of our current Shareholders to maintain their percentage ownership of our Ordinary Shares by buying a proportional number of any new Ordinary Shares that we issue. However, Dutch law and our Articles of Association permit our Shareholders to authorize our Board to exclude or limit these pre-emptive rights. This authorization may not continue for more than five years, but it may be given on a rolling basis. We currently have authorization from our Shareholders to exclude or limit these pre-emptive rights, which authorization expires on December 14, 2023, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis.

At the 2023 Annual Meeting, we are asking our Shareholders to renew the authority of our Board to exclude or limit pre-emptive rights in relation to the issuance of our Ordinary Shares and the granting of rights to subscribe for our Ordinary Shares for a term of 18 months with effect from the date of the 2023 Annual Meeting.

If our Shareholders do not renew the authority of our Board to exclude or limit preemptive rights in relation to our Ordinary Shares and rights to subscribe for our Ordinary Shares on the terms set forth above, then the previous authorization would remain in place, and our Board would continue to retain authority to exclude or limit preemptive rights to subscribe for our Ordinary Shares pursuant to that authorization until it expires on December 14, 2023.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote, or the affirmative vote of a two-thirds majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote if only less than half of the issued share capital is so represented at the 2023 Annual Meeting, is required to approve Voting Proposal No. 8. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the authority of the Board to exclude or limit pre-emptive rights from time to time, for a term of 18 months with effect from the date of the 2023 Annual Meeting.

VOTING PROPOSAL NO. 9
REAUTHORIZE THE BOARD TO REPURCHASE ORDINARY SHARES

At the 2023 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our Shareholders will be asked to authorize our Board to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company for a period of 18 months from the date of the 2023 Annual Meeting in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share ranging from the nominal value up to 110% of the market price per share at the time of the transaction. This authority to repurchase shares is similar to that afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the highest price officially quoted for the Ordinary Shares on any of the official stock markets on which the Ordinary Shares are listed during any of the thirty (30) banking days preceding the date the repurchase is effected or proposed. Our Ordinary Shares are currently listed on the Nasdaq Global Select Market. The current authorization of our Board to repurchase Ordinary Shares is scheduled to expire on December 14, 2023.

Under Dutch law and our Articles of Association, our Board may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued Ordinary Shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this voting proposal will allow us to have the flexibility to repurchase our Ordinary Shares without the expense of calling an extraordinary general meeting of shareholders. Such authorization may not continue for more than 18 months, but it may be given on a rolling basis. Our Board believes that we will benefit by authorizing our Board to repurchase our Ordinary Shares if the Board believes such repurchases would be in our and our Shareholders’ best interests. For example, to the extent our Board believes that our Ordinary Shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such Ordinary Shares could be used for any valid corporate purpose, including use under our equity compensation plans, or for acquisitions, mergers, or similar transactions.

However, the number of Ordinary Shares repurchased, if any, and the timing and manner of any repurchases would be determined by our Board, considering prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the Ordinary Shares in our issued share capital that we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries, may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our Board proposes that our Shareholders authorize our Board for an 18-month period from the date of the 2023 Annual Meeting to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at prices ranging from the nominal value up to 110% of the market price per share at the time of the transaction, within the limits set by Dutch law and our Articles of Association.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 9. Abstentions and broker non-votes will have no effect on the outcome of this vote.

BOARD RECOMMENDATION

The Board unanimously recommends that Shareholders vote “FOR” the reauthorization of the Board to exclude or limit pre-emptive rights in relation to the issuance of our Ordinary Shares and the granting of rights to subscribe for our Ordinary Shares, for a term of 18 months with effect from the date of the 2023 Annual Meeting.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of our Board (the “Audit Committee”) is responsible for assisting the Board in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. KPMG Accountants N.V., the Company’s independent registered public accounting firm for the 2022 financial year, was responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2022 with the Company’s management and KPMG Accountants N.V. To ensure independence, the Audit Committee met separately with KPMG Accountants N.V. and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with KPMG Accountants N.V. its independence from the Company.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

The Audit Committee

/s/ Jack Kaye
Jack Kaye, Chair

/s/ Rachelle Jacques
Rachelle Jacques

/s/ Jeremy Springhorn
Jeremy Springhorn

VOTING PROPOSAL NO. 10
APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF THE
COMPANY FOR THE FINANCIAL YEAR 2023

For the fiscal year ending December 31, 2023, the Board has selected KPMG Accountants N.V. (“KPMG”) to serve as our auditor and independent registered public accounting firm who will (i) audit the Dutch statutory annual accounts to be prepared in accordance with IFRS and (ii) serve as our independent registered public accounting firm for purposes of reporting pursuant to U.S. law. As required by Dutch law, shareholder approval must be obtained for the selection of KPMG to serve as our auditor and independent registered public accounting firm.

KPMG has served as our independent registered public accounting firm since June 2019. The fees for the services provided to us by KPMG during the years ended December 31, 2022 and 2021 are described below under “Principal Accountant Fee Information.” We expect that representatives of KPMG will be present at the 2023 Annual Meeting and will be available to answer appropriate questions. The representatives will also have the opportunity to make a statement if they desire to do so. KPMG’s report on the financial statements for the fiscal year ended December 31, 2022, which is the only such report issued for these financial statements, does not contain an adverse opinion or a disclaimer of opinion, and it was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. We do not believe that any relationships exist which would interfere with KPMG’s independence.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firms. These services and fees are also reviewed by the Audit Committee on an annual basis. The following table shows the fees accrued by the Company for audit and other services provided by KPMG for the fiscal year ended December 31, 2022:

	2022	2021

	($ in thousands)
Audit of the financial statements	1,229	1,565
Other audit services	93	137
Tax fees	—	—
All other fees	—	—
Total	1,322	1,702

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee, or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 10. Brokers will have discretion to vote on this item.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote “FOR” the appointment of KPMG Accountants N.V. as the Company’s external auditors and independent registered public accounting firm for the financial year ending December 31, 2023.

VOTING PROPOSAL NO. 11
TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY

As required by Section 14A of the Exchange Act, the Company’s shareholders have the opportunity to approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the SEC rules, which we also have referred to herein as the Say-on-Pay vote.

Our executive compensation program is designed to align compensation metrics with our strategic imperatives, align the interests of management with our Shareholders, and attract and retain talented executives. Please see the Compensation Discussion and Analysis beginning on page 49 of this Proxy Statement for additional details, including information about the fiscal year 2022 compensation of our NEOs.

We believe that Shareholders have benefitted from the continued development of our product candidates and research pipeline over the past year. Given the Company’s development and growth under the leadership of the NEOs, the Board recommends that Shareholders vote “FOR” the following resolution at our 2023 Annual Meeting:

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement”

It is expected that the next say-on-pay vote will occur at our 2024 Annual General Meeting of Shareholders.

VOTE REQUIRED

Although advisory and not binding, the Compensation Committee of the Board (the “Compensation Committee”) and the Board will consider the outcome of this vote on Voting Proposal No. 11 when considering future compensation arrangements for the Company’s NEOs.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Named Executive Officers, as stated in the above resolution.

VOTING PROPOSAL NO. 12
AMENDMENT TO THE 2014 SHARE INCENTIVE PLAN

The 2014 Share Incentive Plan (the “2014 Plan”) was approved by our Shareholders in January 2014, subsequently amended as of June 10, 2015, amended and restated at the Annual General Meetings of the Shareholders on June 15, 2016 and June 13, 2018, and further amended at the Annual General Meeting of the Shareholders as of June 16, 2021. As of March 31, 2023, there were 403,819 Ordinary Shares available for awards to be granted under the 2014 Plan. On April 17, 2023, the Board unanimously adopted, subject to Shareholder approval, an amendment and restatement of the 2014 Plan (the “2014 Plan Restatement”).

The Company is committed to strong corporate governance and maximizing Shareholder value. The Board believes the use of equity-based compensation aligns plan participants’ interests with Shareholders, and thereby promotes best practices in corporate governance. To this end, the Board proposes the following amendments to the 2014 Plan as set forth in the 2014 Plan Restatement:

●	Increase the number of Ordinary Shares reserved for issuance by an additional 3,500,000 shares, so that, taking into account the number of shares remaining available for awards under the 2014 Plan as of March 31, 2023 (403,819 shares), the maximum number of shares reserved for issuance with respect to awards granted on and after the effective date of the 2014 Plan Restatement is 3,903,819 shares. The number of shares remaining available for awards under the 2014 Plan as of the effective date of the 2014 Plan Restatement will be reduced if we grant any awards under the 2014 Plan after March 31, 2023 and prior to the effective date of the 2014 Plan Restatement. In addition, the Ordinary Shares subject to outstanding awards granted under the 2014 Plan prior to the effective date of the 2014 Plan Restatement that are cancelled, terminate, expire, are forfeited or otherwise lapse without being settled in shares on or after the effective date of the 2014 Plan Restatement will also be available for the grant of awards under the 2014 Plan Restatement.
●	Extend the term to June 12, 2033.
●	Clarify that absent Shareholder approval (except in connection with a corporate transaction involving the Company), the following are prohibited: (x) the substitution of outstanding share options or share appreciation rights for new share options or share appreciation rights with an exercise price or measurement price, as applicable, that is less than the exercise price or measurement price of the original options or share appreciation rights and (y) the substitution of outstanding share options or share appreciation rights with an exercise price or measurement price, as applicable, above the current share price for cash or other securities.
●	Provide that Ordinary Shares delivered to the Company to satisfy tax withholding obligations with respect to any type of award under the 2014 Plan Restatement shall not be added back to the number of Ordinary Shares available for the future grant of awards under the 2014 Plan Restatement.
●	Expressly provide that (i) no dividends or dividend equivalents may be paid with respect to restricted shares, restricted share units and other share-based awards that are subject to vesting restrictions, whether time- or performance-based, shall be paid only if and to the extent that the restricted shares, restricted share units or other share-based awards become vested, and (ii) no dividends or dividend equivalents will be paid with respect to share options or share appreciation rights.
●	Clarify that no awards may be granted under the 2014 Plan Restatement while the 2014 Plan Restatement is suspended or after it is terminated, provided that following any suspension or termination of the 2014 Plan Restatement, the 2014 Plan Restatement shall remain in effect for the purpose of governing all then-outstanding awards until such awards have been terminated, forfeited, reacquired or otherwise canceled, or earned, exercised, settled or otherwise paid out, in accordance with their terms.

No other substantive changes to the 2014 Plan are proposed or recommended.

Background and Purpose

If the 2014 Plan Restatement is not approved, we will have remaining approximately 403,819 Ordinary Shares available for future grant under the 2014 Plan (plus any shares that might be returned to the 2014 Plan as a result of future cancellations, terminations, expirations, forfeitures and lapses), based on awards outstanding as of March 31, 2023, and thereafter we will have limited ability to grant additional equity incentives under the 2014 Plan. To ensure that we have sufficient equity plan capacity to compensate and incentivize our employees as we operate and grow our business, the Board adopted the 2014 Plan Restatement and strongly recommends that our Shareholders approve the 2014 Plan Restatement.  For purposes of the 2014 Plan Restatement, references to the “Board” mean the Board or a committee of the Board to the extent the Board has delegated its powers or authority under the 2014 Plan Restatement to such committee.

Equity-based compensation is a vital part of our compensation program for our employees, including our named executive officers, and our non-employee directors. We have traditionally granted equity to new hires in connection with their commencement of employment and to employees as part of their ongoing compensation packages. The purpose of the 2014 Plan Restatement is to advance the interests of the Company’s Shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the group and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s Shareholders. We believe that the 2014 Plan Restatement provides a means whereby our eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success and encourage them to devote their best efforts to us.

The Board currently intends that the 3,500,000 Ordinary Shares requested under the 2014 Plan Restatement, in addition to the 403,819 Ordinary Shares available for future grant under the 2014 Plan (plus any shares that might be returned to the 2014 Plan Restatement as a result of future cancellations, terminations, expirations, forfeitures and lapses), will be sufficient to fund the Company’s annual equity grants to current employees as well as new hires for at least the next year, which it believes appropriate taking into account the Company’s planned growth. The actual utilization of future incentive share grants will depend on several factors that include, but are not limited to, the future price of our Ordinary Shares, the mix of cash, options and full value awards provided as long-term incentive compensation, granting practices of our peer group, hiring activity, and future promotions.

Key Considerations for Requesting Additional Shares Under the 2014 Plan

Upon a review of the remaining shares available for grant under our 2014 Plan and the anticipated need for future equity award issuances, the Board approved the 2014 Plan Restatement and the share pool authorized for issuance thereunder to ensure that we have sufficient equity plan capacity to continue to provide our eligible employees and directors with appropriate equity options, share appreciation rights, restricted share awards, restricted share units, performance share units and other share-based incentives. With respect to the increase in the number of Ordinary Shares available for issuance under the 2014 Plan pursuant to the 2014 Plan Restatement, the Board considered the following factors:

●	Number of ordinary shares available for grant under the 2014 Plan: As of March 31, 2023, 403,819 Ordinary Shares remained reserved and available for future grants under the 2014 Plan. There are no shares available to grant under prior incentive plans.
●	Burn rate: In 2020, 2021 and 2022, the Company’s burn rate was approximately 1.9%, 4.1% and 5.2%, respectively, resulting in an average annual burn rate of 3.7% over the three-year period. Based on the Company’s analysis of burn rates for peer companies, and feedback from independent specialists in executive compensation, the Company believes that its 2020-2022 burn rates are reasonably consistent with market practice.
●	Overhang: The Company’s overhang is defined as the total options, performance share units and restricted share units outstanding as a percentage of all Ordinary Shares outstanding. As of March 31, 2023, the Company had an overhang of 16.7%, comprised of 5,150,690 options, 337,250 performance share units and 2,434,896 restricted share units, and based on 47,546,673 Ordinary Shares outstanding. Based on the Company’s analysis of overhang for peer companies, and feedback from independent specialists in executive compensation, the Company believes that its overhang is reasonably consistent with market practice.

Summary of 2014 Plan Restatement

Pursuant to the 2014 Plan Restatement, the Company may grant incentive share options, non-statutory share options, share appreciation rights, restricted share awards, restricted share units, performance share units and other share-based awards. This summary is not intended to be complete and is qualified in its entirety by the full text of the 2014 Plan Restatement, which is attached to this proxy statement as “Appendix A.”

Administration

The 2014 Plan Restatement will be administered by the Compensation Committee of our Board. The Compensation Committee has discretion to determine the individuals to whom, and the time or times at which, awards may be granted under the 2014 Plan Restatement, the number of ordinary shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the type of award, the manner in which such awards will vest, become exercisable or payable, the performance criteria, performance goals and other terms and conditions applicable to awards. However, consistent with Dutch law and our Compensation Committee Charter, the Board finally reviews and grants all individual awards pursuant to the plan, based on the recommendations of the Compensation Committee. The Board, based on the recommendations of the Compensation Committee, also has authority to amend any outstanding option or other award, provided that no such action shall adversely affect the rights of a participant or otherwise violate applicable law. Subject to the change in control and adjustment provisions contained in the 2014 Plan Restatement, the Compensation Committee does not have the authority to reprice outstanding options without Shareholder approval.

Shares Subject to the 2014 Plan Restatement

Subject to adjustment as described herein, the 2014 Plan Restatement authorizes the issuance or transfer of up to 3,903,819 Ordinary Shares with respect to awards granted on or after the effective date of the 2014 Plan Restatement, including 3,500,000 shares and 403,819 shares, which is the number of shares that remained available for awards as of March 31, 2023.  The number of shares remaining available for awards under the 2014 Plan as of the effective date of the 2014 Plan Restatement will be reduced if any awards are granted under the 2014 Plan after March 31, 2023 and prior to the effective date of the 2014 Plan Restatement.  In addition, subject to adjustment as described herein, the Ordinary Shares subject to outstanding awards granted under the 2014 Plan prior to the effective date of the 2014 Plan Restatement that are cancelled, terminate, expire, are forfeited or otherwise lapse without being settled in shares on or after the effective date of the 2014 Plan Restatement will also be available for the grant of awards under the 2014 Plan Restatement.  Subject to adjustment as described below, on and after the effective date of the 2014 Plan Restatement, the aggregate number of Ordinary Shares that may be issued or transferred under the 2014 Plan Restatement pursuant to incentive share options may not exceed 200,000 Ordinary Shares.

The number of Ordinary Shares covered by share appreciation rights shall be counted against the number of shares available for grant under the 2014 Plan Restatement; provided, however, that (i) share appreciation rights that may be settled only in cash shall not be so counted and (ii) if the Company grants a share appreciation right in tandem with an option for the same number of Ordinary Shares and provides that only one such award may be exercised, only the shares covered by the option, and not the shares covered by the tandem share appreciation right, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2014 Plan Restatement.

If any award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited or (ii) results in any Ordinary Shares not being issued, the unused Ordinary Shares covered by such award shall again be available for grant under the 2014 Plan Restatement, subject to any limitations under the Code and certain other terms set forth in the 2014 Plan Restatement.

Ordinary Shares delivered to the Company by a participant to (i) purchase Ordinary Shares upon the exercise of an award or (ii) satisfy tax withholding obligations with respect to awards shall not be added back to the number of shares available for the future grant of awards under the 2014 Plan Restatement.

In connection with certain corporate transaction involving the Company, the Board may grant awards in substitution for any options or other shares or share-based awards granted by another applicable entity involved in the corporate transaction. Substitute awards may be granted on such terms as the Board deems appropriate, and such substitute awards shall not count against the overall share limit under the 2014 Plan Restatement, except as may be required by reason of Section 422 and related provisions of the Code.

Share Options

The Board may grant options to purchase Ordinary Shares and determine the number of Ordinary Shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable securities laws, as it considers necessary or advisable. The Board establishes the exercise price of each option and specify the exercise price in the applicable option agreement which shall be not less than 100% of the fair market value per ordinary share on the date the option is granted.

Restricted Share Units

The Board may grant awards entitling the recipient to receive Ordinary Shares or cash to be delivered at the time such award vests. Vesting is subject to the continued employment of participants.

Performance Share Units

The Board may grant awards linked to specific performance criteria as determined by the Board and which will be earned based on the actual achievement of this specific criteria during the performance period (known as the performance period), as determined by the Board. The vesting period applicable to the performance share units will be set by the Board at the time of grant.

Eligibility and Participation

All of the Company’s employees, executive directors and non-executive directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8, or any successor form) are eligible to be granted awards under the 2014 Plan Restatement. As of February 24, 2023, there were approximately 501 employees, 8 non-executive directors and 47 consultants and advisors of the Company who were eligible to participate in the 2014 Plan and would have been eligible to participate in the 2014 Plan Restatement if it had been in effect on such date. Eligibility to participate in the 2014 Plan Restatement is determined at the sole discretion of the Board.

Termination of Status

The Board shall determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant and the extent to which, and the period during which, the participant, or the participant’s legal representative, conservator, guardian or other designated beneficiary, may exercise rights under the award.

Acceleration

The Board may at any time provide that any award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

Adjustments

In connection with share splits, share dividends, recapitalizations and certain other events affecting our Ordinary Shares, the Board will make adjustments as it deems appropriate in the number and kind of shares that may be issued under the 2014 Plan Restatement; the number and class of securities and exercise price per share of each outstanding option; the share and per-share provisions and the measurement price of each outstanding share appreciation right; the number of shares subject to and the repurchase price per share subject to restricted shares; and the share and per-share-related provisions and the purchase price, if any, of each outstanding restricted share unit or other share-based award.

Reorganization Event

In connection with a Reorganization Event (as defined in the 2014 Plan Restatement) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding awards that are not exercised or paid at the time of the Reorganization Event shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless the award agreement provides otherwise, if a participant’s employment or other service is terminated by the Company without cause (as determined by the Board) upon or within 12 months following a Reorganization Event, the participant’s outstanding awards shall become fully exercisable and any restrictions on such awards shall lapse as of the date of such termination; provided that if the restrictions on any such awards is based, in whole or in part, on performance, the applicable award agreement shall specify how the portion of the award that becomes vested shall be calculated in this situation.

In connection with a Reorganization Event, if all outstanding awards are not assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards on such terms as the Board determines without the consent of any participant (provided that the Board is not obligated to treat all awards, participant or types of awards the same in connection with a Reorganization Event):

●	upon written notice to a participant, provide that all of the participant’s unexercised and/or unvested awards will terminate immediately prior to such Reorganization Event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice;
●	provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, prior to or upon such Reorganization Event;
●	in the event of a Reorganization Event in connection with which holders of Ordinary Shares will receive per share cash consideration, provide that awards will be terminated and participants will receive cash-out payments for their awards equal to (i) the number of shares subject to the vested portion of the award (after giving effect to any vesting acceleration upon or immediately prior to such Reorganization Event) multiplied by (ii) the excess, if any, of the per share purchase price over the exercise, measurement or purchase price of such award and any applicable tax withholdings;
●	provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); or
●	any combination of the foregoing.

In general terms, a Reorganization Event under the 2014 Plan Restatement occurs if:

●	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then-outstanding voting securities;
●	consummation of the sale of all or substantially all of the property or assets of the Company;
●	we merge or consolidate with another entity which results in the shareholders of the Company immediately before the merger or consolidation owning, in the aggregate, less than 51% of the voting stock of the surviving entity.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Company, the Company may not, without obtaining Shareholder approval, (i) amend the terms of outstanding options or share appreciation rights to reduce the exercise price or measurement price of such awards, (ii) cancel outstanding options or share appreciation rights in exchange or substitution for options or share appreciation rights with an exercise price or measurement price that is less than the exercise price or measurement price of the original options or share appreciation rights or (iii) cancel outstanding options or share appreciation rights with an exercise price or measurement price above the current share price in exchange or substitution for cash or other securities.

Deferrals

The Board may permit or require participants to defer receipt of the payment of cash or the delivery of Ordinary Shares that would otherwise be due to the participant in connection with an award under the 2014 Plan Restatement, consistent with the requirements of Section 409A of the Code.

Valuation

The fair market value per Ordinary Share on any relevant date under the 2014 Plan Restatement will be deemed to be equal to the closing sale price per share during regular trading hours on the relevant date on the Nasdaq Global Select Market (or any other national securities exchange on which the Ordinary Shares are at the time primarily traded).  On April 14, 2023, the fair market value per Ordinary Share determined on such basis was $19.55. Alternatively, the fair market value per Ordinary Share on the relevant date of grant may be deemed to be the average of the closing sales prices of the Ordinary Shares during regular trading hours for the ten trading days following the date of grant.

Tax Withholding

The participant must satisfy all applicable Dutch, United States and other applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver or otherwise recognize ownership of Ordinary Shares under an award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an award or approved by the Board in its sole discretion, a participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the award creating the tax obligation, valued at their fair market value; provided, however, except as otherwise provided by the Board, that the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Dutch, United States and other applicable national, federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Transferability

Awards under the 2014 Plan Restatement may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant, except by will or the laws of descent and distribution applicable to such participant or, with respect to awards other than incentive share options, pursuant to a domestic relations order.  Except as permitted by the Board with respect to non-qualified share options, only a participant may exercise rights under an award during the participant’s lifetime.  The Board may provide in a grant instrument that a participant may transfer awards to immediate family members, or one or more trusts or other entities for the benefit of or owned by immediate family members, consistent with applicable securities laws.

Amendment; Termination

Our Board may amend, suspend or terminate our 2014 Plan Restatement at any time, except that our Shareholders must approve an amendment if such approval is required in order to comply with Section 422 of the Code or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with Shareholder approval, the 2014 Plan Restatement will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2014 Plan Restatement.

Establishment of Sub-Plans

The Board may from time to time establish one or more sub-plans under the 2014 Plan Restatement for purposes of satisfying applicable securities, tax or other laws of various jurisdictions.

Company Policies; Clawback

All awards made under the 2014 Plan Restatement shall be subject to any applicable clawback and recoupment policies, share trading policies and other policies that may be implemented by the Board, including the Company’s right to recover awards, Ordinary Shares or any gains upon the sale of Ordinary Shares issued under the 2014 Plan Restatement in the event of a financial restatement due in whole or in part to fraud or misconduct by one or more of the Company’s executives or in the event a participant violates any applicable restrictive covenants in favor of the Company.

It is now proposed to increase the equity incentive pool under the 2014 Plan to provide adequate incentives for new and existing employees, directors, consultants and advisors in light of the significant growth of the group’s operations and staff to support the Company’s development programs. The 2014 Plan Restatement, if approved, will increase the authorized number of Ordinary Shares available by 3,500,000. The material provisions of the 2014 Plan Restatement are summarized above.

The Company’s granting practice during the years ended December 31, 2020, 2021 and 2022 was as follows:

Year	Options	RSU	PSU (1)	Forfeitures / Cancellations	Total
2020	653,852	376,799	91,003	(256,109)	865,545
2021	1,174,893	574,921	555,600	(398,397)	1,907,017
2022	1,426,966	1,604,533	34,700	(616,501)	2,449,698
Total	3,255,711	2,556,253	681,303	(1,271,007)	5,222,260
(1)Performance share units are presented in the year they were awarded based on the definitive number of units granted following the performance assessments by the Board.

The above grants include the following grants made to the Board:

Year	Options	RSU	PSU (2)	Forfeitures / Cancellations	Total
2020	112,717	58,547	—	—	171,264
2021	139,085	74,869	58,300	(7,727)	264,527
2022	358,828	199,371	—	—	558,199
Total	610,630	332,787	58,300	(7,727)	993,990
(2)Performance share units were only granted to executive members of the Board.

Dilution Analysis

As of March 31, 2023 the Company’s capital structure consisted of 7,922,836 Ordinary Shares outstanding. As described above, 403,819 Ordinary Shares remain available for grant of awards under the 2014 Plan as of March 31, 2023. The proposed share authorization pursuant to the 2014 Plan Restatement is a request for 3,500,000 additional shares to be available for awards under the 2014 Plan Restatement. The table below shows the potential dilution associated with the proposed increase of 3,500,000 additional Ordinary Shares under the 2014 Plan Restatement. The fully diluted Ordinary Shares consists of the Ordinary Shares outstanding as of March 31, 2023, plus the total potential Ordinary Shares issued under the 2014 Plan Restatement (and all predecessor employee and non-employee director equity compensation plans). The proposed increase of 3,500,000 Ordinary Shares represents 5.9% of fully diluted Ordinary Shares outstanding, including all shares that will be authorized under the 2014 Plan Restatement, as of March 31, 2023. The Company believes that the potential dilution associated with the proposed increase in Ordinary Shares available pursuant to the 2014 Plan Restatement is reasonably consistent with market practice.

Share Options Outstanding as of March 31, 2023	5,150,690
Weighted Average Exercise Price of Share Options Outstanding as of March 31, 2023	$ 24.66
Weighted Average Remaining Term of Share Options Outstanding as of March 31, 2023	7.5 Years
Restricted Share Units Outstanding as of March 31, 2023	2,434,896
Performance Share Units Outstanding as of March 31, 2023 (1)	337,250
Total Equity Awards Outstanding as of March 31, 2023 (2)	7,922,836
Shares Available for Grant under the 2014 Plan as of March 31, 2023	403,819
Additional Shares Requested under the 2014 Plan Restatement	3,500,000

Total Potential Overhang under the 2014 Plan Restatement as of March 31, 2023 (3)	11,826,655
Ordinary Shares Outstanding as of March 31, 2023	47,546,673
Fully Diluted Ordinary Shares (4)	59,373,328
Potential Dilution of 3,500,000 Additional Shares as a Percentage of Fully Diluted Ordinary Shares	5.9%

(1)Assumes outstanding performance share units will be settled based on achievement of target performance levels. Any shares that remain available for awards under the 2014 Plan will be available under the 2014 Plan Restatement, if approved, as of the effective date of the 2014 Plan Restatement.
(2)“Total Equity Awards” represents the sum of outstanding share options, restricted share units and performance share units under the 2014 Plan, in each case as of March 31, 2023.
(3)“Total Potential Overhang” reflects the sum of (i) Ordinary Shares subject to outstanding equity awards under the 2014 Plan as of March 31, 2023, plus (ii) total Ordinary Shares requested under the 2014 Plan Restatement.
(4)“Fully Diluted Ordinary Shares” reflects the sum of (i) the total number of Ordinary Shares outstanding as of March 31, 2023, plus (ii) the number of Ordinary Shares subject to outstanding equity awards under the 2014 Plan as of March 31, 2023, plus (iii) the number of Ordinary Shares available for grant under the 2014 Plan as of March 31, 2023, plus (iv) the number of additional Ordinary Shares requested under the 2014 Plan Restatement.

Certain U.S. Federal Income Tax Aspects

The following is a summary of certain U.S. federal income tax consequences of awards under the 2014 Plan Restatement. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon the exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Share Awards

A participant generally will not be taxed upon the grant of share awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Share Units

In general, the grant of share units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Share Appreciation Rights

A participant who is granted a share appreciation right generally will not recognize ordinary income upon receipt of the share appreciation right. Rather, at the time of exercise of such share appreciation right, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a share appreciation right will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Share-Based Awards

With respect to other share-based awards granted under the 2014 Plan Restatement, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the 2014 Plan Restatement are intended to be exempt from the requirements of Section 409A or to satisfy its requirements.  An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its “covered employees” which generally includes all named executive officers.  While the Compensation Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

New Plan Benefits

Future benefits under the 2014 Plan Restatement generally will be granted at the discretion of the Board and are therefore not currently determinable.

Because future grants of awards under the 2014 Plan Restatement, if approved, would be subject to the discretion of the Board, the amount and terms of future awards to particular participants or groups of participants are not determinable at this time. No awards have been previously granted that are contingent on the approval of the 2014 Plan Restatement.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy at the 2023 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 12.

BOARD RECOMMENDATION

The Board unanimously recommends that shareholders vote “FOR” the amendment and restatement of the 2014 Plan.

CORPORATE GOVERNANCE

Board Leadership Structure and Composition

We have a one-tier board structure under Dutch law, meaning that executive and non-executive directors are members of the same board of directors. Our Articles of Association provide that the number of members of our Board will be determined by our Board, provided that the Board shall be comprised of at least one executive director and at least one non-executive director and provided further that the number of executive directors shall at all times be less than the number of non-executive directors. Our Board currently consists of nine directors, one of whom is an executive director and eight of whom are non-executive directors. If a director is to be appointed, the non-executive directors make a binding nomination, which is approved by the general meeting of shareholders pursuant to the procedure described in Voting Proposal Numbers 3, 4, 5 and 6. Under our Articles of Association, a general meeting of shareholders may suspend or dismiss a director by at least a two-thirds majority of votes cast, provided that such majority represents more than half of the issued share capital. The Board may suspend (but may not dismiss) an executive director. In the event of an absence or inability to act with respect to one or more of the directors, our Articles of Association provide that the non-executive directors shall be authorized to temporarily fill the vacant position for a period up to the first general meeting, or in the case of a director unable to act, up to the moment he is no longer unable to act.

Under our Articles of Association and Dutch law, the members of our Board are collectively responsible for our management, general and financial affairs, and policy and strategy. Our executive director is primarily responsible for managing our day-to-day affairs. Our non-executive directors supervise our executive director and our general affairs and provide general advice to him. In performing their duties, our directors are guided by the interest of our Company and, with the boundaries set by relevant Dutch law, must consider the relevant interests of our stakeholders. In consultation with the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has determined that the current board structure is appropriate for the Company. Having staggered, multiple-year terms for our directors provides for stability, continuity, and experience among our Board. Further, the Board believes that building a cohesive board of directors is an important goal. In our industry in particular, long-term focus is critical. The time horizon required for successful development of gene therapies makes it vital that we have a board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of our business and operations. Our current board structure helps to ensure that there will be the continuity, and stability of leadership required to resist the pressure to focus on short-term results at the expense of the long-term value and success of the Company. Our future success depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Under our Articles of Association and consistent with Dutch corporate governance principles, the Board appoints an executive director as Chief Executive Officer and appoints a non-executive director as Chair of the Board. We believe that the separation of these roles serves our Shareholders and us well. David Meek currently serves as our Chair, and we expect he will continue in that capacity following the 2023 Annual Meeting. The duties and responsibilities of the Chair include, among others: determining the agenda and chairing the meetings of the Board, monitoring our Board to ensure that it operates effectively, ensuring that the directors receive accurate, timely, and clear information, encouraging active engagement by all directors, promoting effective relationships and open communication between the non-executive directors and the executive directors, and monitoring effective implementation of our Board decisions.

There are no arrangements or understandings between the directors or senior management and any other person pursuant to which our directors or senior management have been selected for their respective positions.

Directors and Senior Management

Set forth below are the names of our current directors and current members of senior management, their ages (as of March 31, 2023), all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

Name	Age	Position
Matthew Kapusta	50	Chief Executive Officer, Executive Director
David Meek	59	Chair, Non-Executive Director
Madhavan Balachandran	72	Non-Executive Director
Robert Gut, M.D., Ph.D.	58	Non-Executive Director, former Chief Medical Officer
Rachelle Jacques	51	Non-Executive Director
Jack Kaye	79	Non-Executive Director
Leonard Post, Ph.D.	70	Non-Executive Director
Paula Soteropoulos	55	Non-Executive Director
Jeremy Springhorn, Ph.D.	60	Non-Executive Director
Pierre Caloz	51	Chief Operations Officer
Ricardo Dolmetsch	54	President, Research & Development
Christian Klemt	50	Chief Financial Officer

Board Diversity Matrix (As of April 17, 2023) Diversity Self-Identification
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			0
Did Not Disclose Demographic Background			0

See “Proposal Nos. 3- 6 – Board Appointment” for biographical information of our Board nominees.

MATTHEW KAPUSTA, age 50, has been Chief Executive Officer of uniQure since December 2016, and currently serves on the Company’s Board of Directors. Mr. Kapusta also served as our Chief Financial Officer from joining uniQure in January 2015 until June 2021. Prior to joining uniQure, Mr. Kapusta held executive roles at AngioDynamics (Nasdaq: ANGO) and Smith & Nephew (NYSE: SNN). Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life-sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens, and PaineWebber. Mr. Kapusta holds a Master of Business Administration from New York University’s Stern School of Business, a Bachelor of Business Administration from University of Michigan’s Ross School of Business and he previously earned a Certified Public Accountant license in 1996 while at Ernst & Young. Mr. Kapusta also serves as a director of Decibel Therapeutics (Nasdaq: DBTX). We believe that Mr. Kapusta is qualified to serve as our Chief Executive Officer and an Executive Director due to his broad expertise in the life science and finance industries.

DAVID MEEK, age 59, has served as a member of our Board since June 2018 and as Chair of our Board since June 2021. Mr. Meek has more than 30 years of experience in the biopharma industry, where he has held various global executive positions in major pharmaceutical and biotechnology companies. Mr. Meek was appointed CEO and Director of Mirati Therapeutics (Nasdaq: MRTX), a public commercial stage oncology biotech company, in September 2021. From January 2020 to March 2021, Mr. Meek was President & CEO, Director of FerGene, a gene therapy biotech focused on the treatment of cancer. From July 2016 to January 2020, Mr. Meek was CEO and Director of Ipsen, a French public global biopharma company. From July 2014 to June 2016, he was Executive Vice-President and President of the oncology division of Baxalta prior to being acquired by Shire. He spent two years as the Chief Commercial Officer of Endocyte from August 2012 to July 2014. Mr. Meek also spent eight years at Novartis as a global franchise head from January 2005 to June 2007, CEO of Novartis Canada from July 2007 to December 2009, and region head of oncology for northern, central and Eastern Europe from January 2010 to August 2012. He began his biopharma career at Johnson & Johnson and Janssen Pharmaceuticals where he worked from July 1989 to December 2004 and where he held increasingly senior levels of executive roles. Mr. Meek holds a B.A. from the University of Cincinnati. We believe Mr. Meek is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

ROBERT GUT, M.D., Ph.D., age 58, was elected to his current term as a Non-Executive Director in June 2022. Dr. Gut first joined our Board in June 2018 and previously served as both a Non-Executive and an Executive Director. He also served as our Chief Medical Officer from August 2018 until October 2020. As our Chief Medical Officer, Dr. Gut led clinical development, clinical operation, and medical team activities that successfully initiated and executed our HOPE-B pivotal trial of etranacogene dezaparvovec for hemophilia B and our Phase 1/2 clinical trial of AMT 130 for the treatment of Huntington’s disease. In October 2020, he resigned as Chief Medical Officer and as Executive Director (because under Dutch law, our Executive Directors must hold an executive position with the Company). In December 2020, he was reappointed to the Board as a Non-Executive Director. Dr. Gut has more than 25 years of experience in the biopharmaceutical industry-leading, clinical development, and medical affairs activities in rare disorders and other therapeutic areas. For most of his career, Dr. Gut worked at Novo Nordisk Inc. (NYSE: NVO), where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology, and women’s health (NovoSeven®, Norditropin®, and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over his career, Dr. Gut has worked on many INDs and BLAs submissions, early-stage and late-stage drug development. He helped to achieve 11 different FDA and EMA approvals and the successful launches of those products overseeing medical activities, including medical science liaisons and health economics and outcomes teams building. He has also served for the FDA’s Center for Drug Evaluation and Research as a member of the Advisory Committees for Reproductive Health Drugs and Drug Safety and Risk Management. Dr. Gut was the Chief Medical Officer of Versartis, Inc. in 2017. He received his Doctor of Medicine degree from the Medical University of Lublin and his Doctorate from the Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford, and Harvard Business School. We believe Dr. Gut is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

RACHELLE JACQUES, age 51, has more than 25 years of industry experience, with strong global experience in strategic, cross-functional leadership roles spanning finance, business operations, manufacturing, and commercial, including the successful launches of several novel therapies for rare diseases. In March 2022, Ms. Jacques was appointed President and Chief Executive Officer of Akari Therapeutics, a late-stage biopharmaceutical company focused on innovative therapeutics to treat orphan autoimmune and inflammatory diseases. From February 2019 to March 2022, Ms. Jacques has served as the Chief Executive Officer of Enzyvant Therapeutics Inc, focusing on the development of transformative regenerative therapies for rare diseases. From August 2017 to February 2019, she served as the Senior Vice President and Global Complement Franchise Head at Alexion Pharmaceuticals, Inc., where she was responsible for global franchise strategy development and execution across the therapeutic areas of hematology, nephrology, and neurology. From January 2016 to June 2017, she was Vice President of U.S. Hematology Marketing at Baxalta Inc. and then Shire plc, following Shire’s acquisition of Baxalta in 2016. From July 2015 to June 2016, she served as Vice President of Business Operations at Baxalta Inc. after its spinoff from Baxter International Inc. Ms. Jacques held multiple leadership positions at Baxter, including Vice President of Finance, U.S. BioScience Business. Earlier in her career, Ms. Jacques served in various roles at Dow Corning Corporation, including operational management positions in the U.S., Europe, and China. Ms. Jacques received her B.A. degree in business administration from Alma College. She has also served as a financial auditor for Ernst & Young and Deloitte and Touche. Since April 2019, Ms. Jacques has served on the Board of Directors of Corbus Pharmaceuticals (Nasdaq: CRBP), and from April 2020 to February 2021, she served on the Board of Directors of Viela Bio. She is a founding member of the Alliance for Regenerative Medicine (ARM) Action for Equality Task Force, and is a member of the Board of Trustees of Alma College.

PAULA SOTEROPOULOS, age 55, has served as a member of our Board since July 2013. Ms. Soteropoulos is an executive leader with more than 30 years of experience in the biopharma industry in areas of drug development, manufacturing, business development, global commercialization and company building. She currently serves as the Chairman of the board of Ensoma, a private venture-backed company. Since November 2020, she has served on the Board of Directors of Rallybio, LLC. Since May 2020, she has served on the Board of Dianthus. Since January 2023 she also has served as a Venture Partner to 5AM Ventures. From January 2015 through September 2019, she served as President and Chief Executive Officer of Akcea Therapeutics (Nasdaq: AKCA). From July 2013 to December 2014, she served as Senior Vice President and General Manager, Cardiometabolic Business and Strategic Alliances at Moderna Therapeutics Inc. Prior to this, Ms. Soteropoulos worked at Genzyme Corporation, a biotechnology company, from 1992 to 2013, most recently as Vice President and General Manager, Cardiovascular, Rare Diseases. Ms. Soteropoulos holds a Bachelor of Science degree in chemical engineering and a Master of Science degree in chemical and biochemical engineering, both from Tufts University, and holds an executive management certificate from the University of Virginia, Darden Graduate School of Business Administration. Ms. Soteropoulos serves on the Advisory Board for the Chemical and Biological Engineering Department of Tufts University. We believe Ms. Soteropoulos is qualified to serve as a Non-Executive Director due to her extensive experience in the biotechnology industry.

PIERRE CALOZ, age 51, joined uniQure as Chief Operations Officer in May 2021. Mr. Caloz oversees Manufacturing, Supply chain and engineering as well as CMC, Process and Analytical Development. He is responsible for the development of uniQure’s global commercial manufacturing capability. Mr. Caloz has nearly 25 years of global operations experience in the biopharma industry, including at CSL Behring, Merck-Serono, Abgenix/Amgen and Baxter/Baxalta. Most recently, Mr. Caloz served as Senior Vice President and General Manager of EU and Asia Pacific Operations at CSL Behring. Mr. Caloz earned a B.Sc. degree from the University of Geneva, a M.Sc. degree from Swiss Federal Institute of Technology, and an E.M.B.A. from the Ashridge Business School.

RICARDO DOLMETSCH, Ph.D., age 54, joined uniQure in September 2020 as our President, Research & Development. He is responsible for uniQure’s research, nonclinical and clinical development activities. Prior to joining uniQure, Dr. Dolmetsch served as the Global Head of Neuroscience at the Novartis Institutes for Biomedical Research (NIBR) the research and early development arm of Novartis. There, he built the team and led the development of treatments for neurodegenerative and neuropsychiatric diseases, including rare genetically defined disorders. During his tenure, Dr. Dolmetsch played an instrumental role in Novartis’ acquisition of AveXis in 2018 and the successful development of the Novartis gene therapy pipeline. Prior to NIBR, Dr. Dolmetsch was a Professor at Stanford Medical School and a Senior Director at the Allen Institute for Brain Science in Seattle, Washington. He obtained his bachelor’s degree with honors from Brown University, earned his Ph.D. in neuroscience from Stanford University and conducted his postdoctoral training at Harvard University Medical School and Children’s Hospital Boston.

CHRISTIAN KLEMT, age 50, has served as our Chief Financial Officer since June 2021 and since September 2020 serves as general manager of our Amsterdam site. Previously, Mr. Klemt served as our Chief Accounting Officer from August 2017 to June 2021, and as our Global Controller from September 2015 until August 2017. While serving as our Global Controller, Mr. Klemt oversaw our transition to a domestic U.S. filer and conversion to U.S. Generally Accepted Accounting Principles. Mr. Klemt joined us from CGG SA (NYSE: CGG) where he held the position of Regional Finance Director and Country Manager. Prior to this, he held various senior finance roles including Group Finance Manager at Basell Polyolefines N.V. (now LyondellBasell N.V.) (NYSE: LBI) where he led the conversion to U.S. Generally Accepted Accounting Principles following the acquisition of Lyondell and was involved in the acquisition of various petrochemical assets. Mr. Klemt holds a master’s degree in Business Administration from the University of Muenster, Germany and qualified as a German Certified Public Accountant and Tax Advisor while employed at KPMG.

ALEXANDER KUTA, PH.D., age 63, joined uniQure in January 2017 and served as our Executive Vice President, Operations from August 2019 until his recent retirement on March 31, 2023. Prior to joining uniQure, he was Vice President of Research & Development Global Regulatory Affairs for EMD Serono, responsible for immune-mediated diseases, oncology, and biologics regulatory CMC, from January 2016 to September 2016. He joined EMD Serono in April 2013 as Vice President, Head of US Regulatory Affairs. While at EMD Serono he served on the US Leadership Team. From April 2012 to March 2013, Dr. Kuta was Vice President of Global Regulatory Affairs and a member of the Executive Leadership Team at Lantheus Medical Imaging. His previous industry experience includes senior regulatory leadership roles at AMAG Pharmaceuticals (Nasdaq: AMAG) from August 2010 to April 2012 as well as Genzyme Corporation from August 1995 to July 2010 where he worked in the areas of rare diseases, cell, and gene therapy, therapeutic proteins, and biomaterials. Prior to joining industry, he was Chief of the Cytokine and Gene Therapy Branch in the Center for Biologics at FDA from January 1993 to August 1995 and a Scientific Reviewer from January 1990 to January 1993. Dr. Kuta has served on the BIO Regulatory Affairs Leadership Committee - Cell and Gene Therapy Working Group, as reviewer for the National Gene Vector Laboratories program, on the ICH (M6) Gene Therapy Working Group and is currently on the scientific review board of the Gene Therapy Resource Program of NHLBI/NIH. Dr. Kuta holds a Bachelor of Science degree from Saint John’s University, Collegeville, MN, and a Ph.D. from the Chicago Medical School at Rosalind Franklin U-Med & Science. He conducted his post-doctoral studies at the National Cancer Institute/National Institutes of Health, Bethesda, Maryland.

Risk Oversight

The Board, in its advisory capacity, and the Company’s management regularly review the Company’s strategic plan which includes, among other things, the various business, clinical, developmental, financial, and other market risks confronting, and opportunities available to, the Company at any given time. Specifically, pursuant to the Company’s Corporate Governance Guidelines and Board Rules, the Board is charged with assessing major risks facing the Company and reviewing options to mitigate such risks. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of the Company, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board has delegated certain risk oversight responsibilities to its committees (the “Committees”). Each of our Board’s Committees also oversees the management of the Company’s risk that falls within each Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee is required to regularly review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee is required to regularly review the corporate governance principles of the Company and recommend to the Board any proposed changes it may deem appropriate. The Compensation Committee considers risks related to the attraction and retention of professional talent and the implementation and administration of compensation and benefit plans affecting the Company’s employees. All Committees are required, pursuant to their respective charters, to report regularly to the Board. The activities of the Audit, Compensation, Nominating and Corporate Governance and Research & Development Committees are more fully described below.

Board Determination of Director Independence

Our securities are listed on the Nasdaq Global Select Market (“Nasdaq”), and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit committee and compensation committee be independent and, in the case of audit committees, satisfy additional independence criteria set forth in Rule 10A-3, under the Exchange Act. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in fulfilling the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of Madhavan Balachandran, Rachelle Jacques, Jack Kaye, David Meek, Leonard Post, Paula Soteropoulos, and Jeremy Springhorn has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq rules and the SEC. Our Board has determined that each of Matthew Kapusta and Robert Gut do not qualify as “independent” under the Nasdaq rules. Our Board has also determined that each of the current members of our Audit Committee and our Compensation Committee satisfies the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC rules, and the Nasdaq rules, as applicable, and that the current members of the Nominating and Corporate Governance Committee are also independent. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company regarding each director’s business and personal activities as they may relate to the Company and the Company’s management.

Board Meetings

The Board met seven (7) times during the calendar year ended December 31, 2022. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during the year ended December 31, 2022. David Meek, Madhu Balachandran, Rachelle Jacques, Robert Gut, Jack Kay Leonard Post, Paula Soteropoulos, Jeremy Springhorn and Matt Kapusta attended our 2022 Annual General Meeting of Shareholders held on June 14, 2022. The Company encourages its directors to attend the annual and extraordinary general meetings of shareholders. Executive sessions, or meetings of the independent directors without management present, are held regularly.

Committees and Committee Meetings

The Board has a standing Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Research & Development Committee. Each of the committees except for the Research & Development Committee is comprised solely of independent directors, and is described more fully below. The Research & Development Committee includes three independent directors and one director that is not independent (Dr. Gut). The members of each Committee are appointed by our Board. From time to time, the Board may establish other committees. Below is a description of the four principal Committees of our Board.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is currently comprised of Jack Kaye, Rachelle Jacques, and Jeremy Springhorn. Mr. Kaye serves as the Chair of the Audit Committee. The Audit Committee has determined that Mr. Kaye is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A). Each of Mr. Kaye, Ms. Jacques, and Dr. Springhorn satisfies the director independence standards and the independence standards for members of the Audit Committee established by SEC and Nasdaq.

As noted above, the Audit Committee is governed by the Audit Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Audit Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Audit Committee’s other responsibilities include recommending the selection of our independent registered public accounting firm; reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits; reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures; reviewing and approving related party transactions; and reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm. The Audit Committee has the authority to engage independent legal, accounting, and other advisers, as it determines necessary to perform its duties.

The Audit Committee met six (6) times during 2022, and each member attended at least 75% of the meetings during the period for which they were a member of the Committee.

Compensation Committee

The Compensation Committee is currently comprised of Madhavan Balachandran, Jack Kaye, and David Meek. Mr. Balachandran serves as the Chair of the Compensation Committee. Each of Mr. Balachandran, Mr. Kaye, and Mr. Meek satisfies the director independence standards and the independence standards for members of the Compensation Committee established by the SEC and Nasdaq. The Compensation Committee is governed by the Compensation Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Compensation Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Compensation Committee’s other responsibilities include reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers; overseeing the evaluation of the Company’s senior executives; reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and administering our stock option plans.

Without further action from the Board, the Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation and is empowered to pay compensation to such consultants and other outside advisors. The Compensation Committee retained WTW (formerly Willis Towers Watson) to act as a compensation consultant during the year ended December 31, 2022 to assist in designing and reviewing our management and director compensation programs. For further information, please refer to “Compensation Discussion and Analysis,” below.

The Compensation Committee met seven (7) times during 2022, and each member attended at least 75% of the meetings during the period for which they were a member of the Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Jeremy Springhorn, David Meek, and Paula Soteropoulos. Dr. Springhorn currently serves as the Chair of the Nominating and Corporate Governance Committee. Each of Dr. Springhorn, Ms. Soteropoulos and Mr. Meek satisfy the independence standards established by SEC and Nasdaq. The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Nominating and Corporate Governance Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Nominating and Corporate Governance Committee’s other responsibilities include identifying individuals qualified to become Board members and to recommend to the Board the nominees for director at annual general meetings of shareholders; recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and leading the Board in its annual review of the Board’s performance.

The Nominating and Corporate Governance Committee met five (5) times during 2022, and each member attended at least 75% of the meetings during the period for which they were a member of the Committee.

Research & Development Committee

The Research & Development Committee is currently comprised of Leonard Post, Robert Gut, Paula Soteropoulos and Jeremy Springhorn. Dr. Post currently serves as the Chair of the Research and Development Committee. Although neither the SEC nor Nasdaq require that the member of the Research & Development Committee be independent, each of Dr. Post, Ms. Soteropoulos and Dr. Springhorn satisfy the independence standards established by SEC and Nasdaq. Dr. Gut does not currently satisfy the independence standards established by the SEC and Nasdaq. The Research & Development Committee is governed by the Research & Development Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Research & Development Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Research & Development Committee’s other responsibilities include: serving as an advisory body to the Board in matters related to the Company’s technology, research and development activities, product pipeline, and manufacturing platform (the “Company’s Technology”); advising the Board on the strategic direction of the Company with respect to the Company’s technology; and evaluating the function and effectiveness of the Company’s research, development, manufacturing operations, clinical operations, and other technical, scientific and medical operations.

The Research & Development Committee met seven (7) times during 2022, and each member attended at least 75% of the meetings during the period for which they were a member of the Committee.

Polices Governing Director Nominations

Director Nomination Process

Our Board is responsible for selecting its own members for appointment. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members for purposes of obtaining the appropriate members and skills. The Nominating and Corporate Governance Committee recommends, and the non-executive directors nominate, candidates to stand for appointment as directors.

Our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by Shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Candidates recommended by Shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualifications and skills of each candidate, both on an individual basis and considering the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates as director nominees for appointment to the Board for the Board’s approval.

Qualifications

The Nominating and Corporate Governance Committee may receive from Shareholders and other recommendations for nominees for appointment to the Board and recommend to the Board candidates for Board membership for consideration by the Shareholders at the annual general meeting of shareholders. In recommending candidates to the Board, the Nominating and Corporate Governance Committee takes into consideration the Board’s criteria for selecting new directors, including, but not limited to, integrity, past achievements, judgment, intelligence, relevant experience and a commitment to understanding the Company’s business and its industry and the ability of the candidate to devote adequate time to Board duties. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any Board candidate. We do however consider diversity in reviewing director candidates and do not discriminate based on race, religion, sexual orientation, sex or national origin. For the Board to fulfill its responsibilities, our Nominating and Corporate Governance Committee believes that the Board should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.

Any Shareholder wishing to recommend a candidate for Board membership should submit the recommendation in writing to Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands. The written submission should set forth the candidate’s qualifications as specified in the uniQure Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee will consider all candidates recommended by Shareholders who satisfy the minimum qualifications for director nominees and Board member attributes.

Code of Business Conduct and Ethics and Corporate Governance Guidelines and Board Rules

We have adopted a code of business conduct and ethics that is applicable to all our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The code of business conduct and ethics is available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Code of Business Conduct and Ethics.” We have also adopted corporate governance guidelines and board rules which are applicable to the Company’s management and are available on our website at www.uniqure.com under “Investors & Media — Corporate Governance — uniQure Corporate Governance Guidelines and Rules for the Board of Directors.”

In addition to the Listing Rules of the Nasdaq Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as amended) contains several principles and best practices, with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as a “domestic” issuer, we comply with the Nasdaq corporate governance requirements.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “comply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the Company has chosen to apply different practices, we disclose in our 2022 Dutch Statutory Board Report that accompanies our Dutch Statutory Annual Accounts to what extent we do not comply with provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our 2022 Dutch Statutory Board Report may be found on the “Investors & Media — Events and Presentations” section of our website at http://www.uniqure.com/investors-newsroom/events-presentations.php.

Environmental, Social and Governance Practices

As a company driven by its mission to transform patients’ lives, we take our responsibility to patients, employees, the medical community, and the communities in which we live and work very seriously. As we grow, we are enhancing our focus on a variety of ESG considerations. In December 2021, the Company adopted its ESG Plan (the “ESG Plan”), and, as part of that, the Company has launched an ESG Steering Committee (the “ESG Committee”). The ESG Committee, which is composed of a cross-functional group of senior employees in our Company, works closely with our Nominating and Governance Committee and across the organization in addressing ESG initiatives. While we continue to expand our ESG strategy, we have already focused on the following areas:

●	Patient Community Outreach: Patients are at the center of our mission. We operate a robust patient support program, partake in regular, compliant interaction with patient advocacy groups and invite patients to share their experiences in-person and virtually. Our community engagement activities are focused on seeking to better understand the lives of people living with rare disease and identifying opportunities to support the rare disease community. We believe that partnering with and understanding the lives of patients and their families differentiates us and enhances our ability to discover and develop potential therapies. As part of our recently adopted ESG Plan, we are actively addressing additional initiatives that will both leverage the many things we do now and create new programs to continue to develop who we are as an organization and to foster positive effects our patient community. Finally, we continue to monitor product safety in our clinical development programs and via our pharmacovigilance program.
●	Diversity, Equity, and Inclusion: We are committed to promoting diversity in our workforce and to taking steps to support equity and inclusion for all. We believe that a diverse workforce positively impacts performance, fosters innovation, strengthens culture, and inspires. As a highly diverse organization with employees from many nations across the globe, we embrace diversity as part of our culture, and have taken active steps to improve the diversity of our board, executive team, and extended leadership team within the Company. We will continue to measure and share our diversity statistics in the future. We expect to continue to enhance our Board, leadership, and workforce diversity, advance the development of diverse talent, and ensure diverse succession plans in our employee workforce, leadership, and our Board. In addition, we are committed to equitable pay for all employees and use industry benchmarks and annual compensation reviews to ensure a fair and bias-free compensation system.
●	Employee Wellness: We are dedicated to investing in our employees and workplace culture. As part of this effort, we have put in place several financial wellness programs for the benefit of our workforce, including an Employee Stock Purchase Plan and 401(k) match program. We have also taken several actions to promote the physical and mental wellbeing of our employees, including employee recognition programs, regular employee surveys, regular townhall and site meetings, recent office space designs focusing on employee well-being, resources for assisting with the care of family members, and online resources for addressing stress and anxiety. Our employees (other than our manufacturing and laboratory personnel) have been provided the ability to work virtually to flexibly manage business and home responsibilities. We have enhanced our internal communications and touch points to ensure connectivity to our workforce. For those who choose to work from our offices, all our facilities have been appropriately evaluated and are compliant with applicable guidelines related to COVID-19. We will continue to manage this situation with a focus on the safety of our employees, physicians, caregivers, and patients.
●	Environmental Impact: We are cognizant of our responsibility to our broader environment and have supported several green measures at our headquarters in an effort to reduce our Company’s carbon footprint, including recycling efforts at all facilities, energy conservation using low voltage LED lighting, lighting sensors, heating and cooling systems schedules, energy recovery systems in our manufacturing facility, and a waste management program to convert manufacturing waste to plastic lumber. In our research laboratories and manufacturing facility, hazardous and chemical waste are responsibly managed and tracked in line with regulatory requirements. We continue to explore ways to improve our sustainability efforts.

●	Corporate Governance: Our Board is committed to establishing strong corporate governance practices with the goals of promoting strategies for long-term value creation, helping the company consider the best interests of all stakeholders, improving management systems, minimizing risks of mismanagement and instilling trust with our investors. Our Board adheres to our Corporate Governance Guidelines and Rules of the Board of Directors, which present a framework for good corporate governance practices. We are focused on creating meaningful strategic direction, responsible oversight, and management of the Company. The Nominating and Corporate Governance Committee has established our ESG initiatives and strategy as a standing item for its regularly scheduled meetings and will actively seek to continually improve our company by systematically addressing initiatives for each of environmental stewardship, social stewardship, and improved corporate governance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Pre-Approval Policy Regarding Related Person Transactions

The Board has adopted a related party transactions policy, pursuant to which the Chief Financial Officer and the Audit Committee are charged with reviewing and approving or disapproving related party transactions. A “Related Party Transaction” under the policy means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) where the amount involved or proposed to be involved exceeds $120,000 (or its equivalent in any currency), in which the Company or any of its controlled subsidiaries was, is or will be a participant (i.e., not necessarily a party) and in which any Related Party, as defined below, had, has or will have a direct or indirect material interest. The “Related Party Transactions Policy” supplements the provisions in the Company’s Code of Business Conduct and Ethics concerning potential conflict of interest situations. Pursuant to the policy, compensation of directors and senior management are reviewed and approved by the Compensation Committee.

This written policy covers transactions or series of transactions in which the Company or any subsidiary participates, and a “Related Party” has or will have a direct or indirect material interest. For purposes of this policy, a “Related Party” is:

●	Each director and executive officer of the Company and any person who was serving as a director and/or executive officer at any time since the beginning of the Company’s last fiscal year;
●	Any nominee for appointment as a director of the Company;
●	Any security holder who is the beneficial owner or record holder of more than 5% of any class of the Company’s voting securities;
●	Any immediate family member of any of the foregoing persons. An “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a director, executive officer, director nominee or greater than 5% security holder of the Company; and
●	Any entity that employs any person identified in the above or in which any person identified in the above directly or indirectly owns or has a material interest.

Pursuant to the Related Party Transactions Policy, each Company executive officer, director or nominee for director or any other officer or employee who intends to cause the Company to enter into a related party transaction must fully disclose to the Chief Financial Officer all material facts concerning a prospective transaction or arrangement involving the Company in which such person may have an interest. The Chief Financial Officer will review the information and make a preliminary, written conclusion as to whether the transaction is a related party transaction. If the preliminary conclusion is that the transaction would be a related party transaction, the Chief Financial Officer will present the information and his conclusion to the Audit Committee for review. If a member of the Audit Committee is involved in the transaction, that member will not participate in determining whether the related party transaction is approved or ratified by the Audit Committee. Annually, the Audit Committee will review any previously approved or ratified related party transactions that are continuing and determine based on then-existing facts and circumstances.

Before any related person transaction is approved, the following factors are to be considered:

●	The Related Party’s interest in the transaction;
●	The approximate value of the aggregate amount involved in the transaction;
●	The approximate value of the amount of the Related Party’s interest in the transaction;

●	A summary of the material terms of and facts relating to the transaction, including any documentation or proposed documentation for the transaction, and identification of the area(s) of the Company’s business directly relevant to the transaction;
●	Where the transaction involves the purchase or sale of products, property, or services, the availability of comparable products, property or services from or to (as applicable) unrelated third-party sources;
●	Whether the transaction was undertaken in the ordinary course of business of the Company;
●	An assessment of whether the transaction’s terms are comparable to terms available from or to (as applicable) unrelated third parties in an arms-length transaction;
●	The purpose of, and the potential benefits to the Company of the transaction; and
●	Any other information regarding the transaction or the Related Party in the context of the proposed transaction that would be material to investors considering the circumstances of the particular transaction.

Approval of a transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in, or not inconsistent with, the best interests of the Company.

Review of Related Person Transactions

Between January 1, 2022 and December 31, 2022, the Company has engaged in the following transactions with the members of our Board, senior management, parties that held more than 5% of our Ordinary Shares during that period, and their affiliates, which we refer to as our related parties. Each of these transactions was approved in accordance with our Related Transactions Policy.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during the fiscal year ended December 31, 2022. No directors served on our Compensation Committee in 2022 other than those described herein.

Compensation of and Grants of Options to Certain Related Parties

In the period ended December 31, 2022, executive directors received regular salaries, post-employment benefits and share-based payments. Additionally, non-executive directors received compensation for their services in the form of cash compensation and equity grants. We grant options and restricted share units (“RSUs”), to members of the Board and senior management. We also granted performance share units (“PSUs”) to senior management and certain other employees. Details of equity granted are included within the beneficial ownership table below.

Additionally, effective March 31, 2023, we entered into a consulting agreement with Alex Kuta in association with his retirement from the Company. For further details, see the Company’s Current Report on Form 8-K filed on April 5, 2023.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Based on information publicly filed and provided to us by certain holders, the following table shows the number of our Ordinary Shares beneficially owned as of March 31, 2023 by (i) each person known by us to beneficially own more than five percent of our voting securities, (ii) each named executive officer, (iii) each of our directors, (iv) each of our director nominees, and (v) all of our current NEOs and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares that could be issued upon the exercise of outstanding equity awards and warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2023 are considered outstanding. As of March 31, 2023, we had 47,546,673 Ordinary Shares outstanding. Unless otherwise stated in a footnote, each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to our Ordinary Shares.

Unless otherwise noted below, the address of each director and named executive officer is c/o uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

	Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% or Greater Shareholders ("Major Shareholders"):
Blackrock Inc. (1)	4,978,170	10.47%
Nantahala Capital Management, LLC (2)	3,887,939	8.18%
State Street Corporation (3)	2,717,876	5.72%
FMR, LLC (4)	2,700,927	5.68%
Bristol-Myers Squibb Company (5)	2,388,108	5.02%
Major Shareholders Total	16,673,020	35.07%

Directors, Director Nominees, and Named Executive Officers (6)
Matthew Kapusta	992,572	2.04%
Christian Klemt	166,230	0.35%
Alexander Kuta	152,541	0.32%
Robert Gut	125,036	0.26%
Ricardo Dolmetsch	91,648	0.19%
Pierre Caloz	73,839	0.16%
Jack Kaye	61,676	0.13%
Madhavan Balachandran	42,550	0.09%
Jeremy Springhorn	42,550	0.09%
Paula Soteropoulos	33,975	0.07%
David Meek	31,058	0.07%
Leonard Post	18,650	0.04%
Rachelle Jacques	8,080	0.02%
Directors, Director Nominees, and Named Executive Officers Total (6)	1,840,405	3.73%

Major Shareholders, Directors, Director Nominees, and Named Executive Officers Total	18,513,425	38.79%

(1)	Blackrock, Inc. (“Blackrock”) has sole voting and dispositive power over 4,945,623 Ordinary Shares. The registered office of Blackrock is 55 East 52nd Street, New York, New York, 10055 United States. The foregoing information is based solely on a Schedule 13G filed with the SEC by Blackrock on January 23, 2023.

(2)	Nantahala Capital Management, LLC (“Nantahala”) has sole voting and dispositive power over 3,887,939 Ordinary Shares held by funds and separately managed accounts under its control. Wilmot B. Harkey and Daniel Mack serve as the managing members of Nantahala. The registered office of Nantahala is 130 Main St. 2nd Floor, New Canaan, Connecticut 06840, United States. The foregoing information is based solely on a Schedule 13G/A filed with the SEC by Nantahala on February 14, 2023.

(3)	State Street Corporation (“SSC”) has shared voting power over 2,666,251 Ordinary Shares and shared dispositive power over 2,717,876 Ordinary Shares. SSCA Funds Management, Inc., a subsidiary of SSC (“SSCA”), has shared voting and dispositive power over 2,472,173 Ordinary Shares. The registered office of each of SSC and SSCA is 1 Lincoln Street, Boston, MA 02111. The foregoing information is based solely on a Schedule 13G filed with the SEC by State Street Corporation on February 3, 2023.

(4)	FMR LLC (“FMR”) has sole voting and dispositive power over 2,700,927 Ordinary Shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR, has sole dispositive power with respect to 2,108,853 shares of common stock. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The registered office of FMR is 245 Summer Street, Boston, Massachusetts 02210, United States. The foregoing information is based solely on a Schedule 13G/A filed with the SEC by FMR, LLC on February 9, 2023.

(5)	Bristol-Myers Squibb Company (“BMS”) has sole voting and dispositive power over 2,388,108 Ordinary Shares. The registered office of BMS is 345 Park Avenue, New York, New York 10154, United States. The foregoing information is based solely on a Schedule 13G filed with the SEC by BMS on August 17, 2015.

(6)	The persons listed below hold options to purchase the number of Ordinary Shares shown that are currently exercisable or become exercisable within 60 days of March 31, 2023, as well as the number of outstanding Ordinary Shares shown:

Name	Options to Purchase Ordinary Shares	Outstanding Ordinary Shares
Matthew Kapusta	739,815	252,757
Christian Klemt	110,109	56,121
Alexander Kuta	91,310	61,231
Robert Gut	93,039	31,997
Ricardo Dolmetsch	56,412	35,236
Pierre Caloz	48,796	25,043
Jack Kaye	43,057	18,619
Madhavan Balachandran	32,057	10,493
Jeremy Springhorn	32,057	10,493
Paula Soteropoulos	27,057	6,918
David Meek	25,667	5,391
Leonard Post	15,918	2,732
Rachelle Jacques	6,930	1,150
Directors and Named Executive Officers Total	1,322,224	518,181

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information about our Ordinary Shares that may be issued under our 2014 Share Incentive Plan, as amended and restated (the “2014 Plan”), our predecessor plans and outside these plans as of March 31, 2023:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2014 Plan (Equity Compensation Plan Approved by Security Holders)	7,355,419	$ 16.61	403,819
Equity Compensation Plans Not Approved by Security Holders (2)	568,160	$ 8.60
Total	7,923,579	$ 16.03	403,819

(1)	The exercise price for our RSU and PSU awards is $0.00 and is included in the weighted-average exercise price of outstanding options, warrants and rights.

(2)	These awards include inducement grants entered into by the Company outside of the 2014 Plan and the predecessor plans.

At the 2022 Annual General Meeting, our Board was granted the authority to issue a maximum of 19.9% of the Company’s aggregate issued capital at the time of issuance in connection with any other single issuance (or series of related issuances). Ordinary Shares may be issued as part of inducement or other option grants but are not restricted to that purpose.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with uniQure’s management, and based upon such review and discussion, we recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

The Compensation Committee

/s/ Madhavan Balachandran
Madhavan Balachandran, Chair

/s/ Jack Kaye
Jack Kaye

/s/ David Meek
David Meek

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) explains our compensation philosophy, policies, and decisions for 2022 for the following executives, whom we refer to in this CD&A and in the following tables as our “NEOs:”

Named Executive Officer	Title
Matthew Kapusta	Chief Executive Officer and Executive Director
Ricardo Dolmetsch	President Research and Development
Alexander Kuta	Executive Vice President, Quality and Regulatory
Christian Klemt	Chief Financial Officer
Pierre Caloz	Chief Operations Officer

Executive Summary

Our Business

We are a leader in the field of gene therapy and seek to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. We are advancing a pipeline of innovative gene therapies, including our clinical candidate for the treatment of Huntington’s disease and amyotrophic lateral sclerosis (“ALS”) as well as preclinical product candidates, including candidates for the treatment of refractory temporal lobe epilepsy (“rTLE”) and Fabry disease. In November 2022 and February 2023, our internally-developed HEMGENIX™, a gene therapy for the treatment of hemophilia B, was approved for commercialization by the Food and Drug Administration (“FDA”) and the European Commission, respectively. In May 2021, we completed a transaction to license HEMGENIX™ to CSL Behring LLC (“CSL Behring”), which is now responsible for commercialization. We are manufacturing HEMGENIX™ for CSL Behring and are entitled to specific milestone payments and royalties on net sales. We believe our validated technology platform and manufacturing capabilities provide us distinct competitive advantages, including the potential to reduce development risk, cost, and time to market. We produce our Adeno-associated virus (“AAV”) -based gene therapies in our own facilities with a proprietary, commercial-scale, current good manufacturing practices (“cGMP”)-compliant, manufacturing process. We believe our Lexington, Massachusetts-based facility is one of the world’s most versatile gene therapy manufacturing facilities.

2022 Performance and Achievements

In 2022, our NEOs played critical roles in the achievement of our goals to advance and expand our pipeline of leading gene therapy product candidates.

Regulatory Approval of HEMGENIX™

Hemophilia B is a rare, lifelong bleeding disorder caused by a single gene defect, resulting in insufficient production of factor IX, a protein primarily produced by the liver that helps blood clots form. Treatments for moderate to severe hemophilia B include prophylactic infusions of factor IX replacement therapy to temporarily replace or supplement low levels of blood-clotting factor and, while these therapies are effective, those with hemophilia B must adhere to strict, lifelong infusion schedules. They may also still experience spontaneous bleeding episodes as well as limited mobility, joint damage or severe pain as a result of the disease. For appropriate patients, HEMGENIX™ allows people living with hemophilia B to produce their own factor IX, which can lower the risk of bleeding.

In May 2021, we completed a transaction with CSL Behring whereby they received exclusive global rights to the HEMGENIX™. In March and April 2022, CSL Behring submitted marketing applications for HEMGENIX™ in the United States (“U.S.”) and the European Union (“EU”), respectively. In July 2022, following a comprehensive multi-day facility inspection, the European Medicines Agency (“EMA”) notified us that GMP certification can be issued for our Lexington, Massachusetts-based manufacturing site to produce commercial supply of HEMGENIX™. In August 2022, we completed the FDA pre-license inspection of the Lexington facility. In November 2022, the FDA approved the marketing application for the U.S. under Priority Review and in February 2023 the European Commission conditionally approved the marketing application for the EU.

Huntington’s Disease Program (AMT-130)

Huntington’s disease is a severe genetic neurodegenerative disorder causing loss of muscle coordination, behavioral abnormalities, and cognitive decline, often resulting in complete physical and mental deterioration over a 12 to 15-year period. The median survival time after onset is 15 to 18 years (range: 5 to >25 years). Huntington’s disease is caused by an inherited defect in a single gene that codes for a protein called Huntingtin (“HTT”). The prevalence of Huntington’s disease is three to seven per 100,000 in the general population, similar in men and women, and it is therefore considered a rare disease.

AMT-130 is our novel gene therapy candidate for the treatment of Huntington’s disease. AMT-130 utilizes our proprietary, gene-silencing miQURE platform and incorporates an AAV vector carrying a micro ribonucleic acid (“miRNA”) specifically designed to silence the huntingtin gene and the potentially highly toxic exon 1 protein fragment. We are currently conducting a Phase I/II clinical trial for AMT-130 in the U.S. and a Phase Ib/II study in the EU. Together, these studies are intended to establish safety, proof of concept, and the optimal dose of AMT-130 to take forward into Phase III development or into a confirmatory study should an accelerated registration pathway be feasible. AMT-130 has received Orphan Drug and Fast Track designations from the FDA and Orphan Medicinal Product Designation from the EMA.

On March 21, 2022, we announced that we have completed the enrollment of all 26 patients in the first two cohorts of our Phase I/II clinical trial of AMT-130 taking place in the U.S. The low-dose cohort includes 10 patients, of which six patients received treatment with AMT-130 and four patients received imitation surgery. The higher-dose cohort includes 16 patients, of which 10 patients received treatment with AMT-130 and six patients received imitation surgery.

On June 23, 2022, we announced encouraging safety and biomarker data from the 10 patients enrolled in the low-dose U.S. cohort. AMT-130 was generally well-tolerated with no serious adverse events related to AMT-130 reported in the treated patients. In the four treated patients with evaluable data, mean levels of cerebral spinal fluid (“CSF”) mutant huntingtin protein (“mHTT”) declined at all timepoints compared to baseline and decreased by 53.8% at 12 months of follow-up. In the six treated patients, measurements of CSF neurofilament light chain (“NfL”) initially increased as expected following the AMT-130 surgical procedure and declined thereafter, nearing baseline at 12 months of follow-up.

In August 2022, we announced a voluntary postponement of AMT-130 higher-dose procedures due to suspected unexpected severe adverse reactions (“SUSARs”) reported in three of the 14 patients that were treated with the higher dose of AMT-130. In October 2022, after completing a comprehensive safety investigation, the study’s Drug Safety Monitoring Board (“DSMB”) recommended resuming treatment at the higher dose of AMT-130 for the remaining five European patients and any patients in the U.S. trial who are eligible to cross over from the control arm to the treatment. All three patients have experienced full resolution of the reported SUSARs.

Temporal Lobe Epilepsy Program (AMT-260)

Temporal lobe epilepsy affects approximately 1.3 million people in the U.S. and Europe alone, of which approximately 0.8 million patients are unable to adequately control acute seizures with currently approved anti-epileptic therapies. Patients with rTLE experience increased morbidity, excess mortality, and poor quality of life.

In July 2021, we acquired Corlieve Therapeutics and its lead program, now known as AMT-260, to treat temporal lobe epilepsy. AMT-260 is being developed based on exclusive licenses to certain patents obtained in 2020 from two French research institutions that continue to collaborate with us. AMT-260 is a gene therapy using an AAV9 vector. AMT-260, employs miRNA silencing technology to target suppression of aberrantly expressed kainate receptors in the hippocampus of patients with rTLE. In July 2022, we initiated initial new drug application (“IND”)-enabling, good laboratory practices (“GLP”) toxicology studies in non-human primates for our gene therapy candidate in rTLE.

Fabry disease program (AMT-191)

Fabry disease is a progressive, inherited, multisystemic lysosomal storage disease characterized by specific neurological, cutaneous, renal, cardiovascular, cochleo-vestibular, and cerebrovascular manifestations. Fabry disease is caused by a defect in a gene that encodes for a protein called α-galactosidase A (“GLA”). The GLA protein is an essential enzyme required to breakdown globotriaosylsphingosine (“Gb3”) and lyso-globotriaosylsphingosine (“lyso-Gb3”). In patients living with Fabry disease, Gb3 and lyso-Gb3 accumulate in various cells throughout the body causing progressive clinical signs and symptoms of the disease. In August 2022, we initiated IND-enabling, GLP toxicology studies in non-human primates for our lead candidate.

Compensation Philosophy and Principles

We operate in a competitive, rapidly changing and heavily regulated industry. The long-term success of our business requires us to be resourceful, adaptable, and innovative. The skills, talent, and dedication of our executive officers are critical components to our success and the future growth of the company. Therefore, our compensation program for our executive officers, including our NEOs, is designed to attract, retain, and incentivize the best possible talent.

The Compensation Committee has established core objectives for our compensation programs, which are underpinned by a focus on elements that attract and retain the talent we believe is necessary to successfully lead uniQure and our employees globally.

Pay for performance

Motivate and reward our senior management to achieve established business and individual objectives.

Align interests with our Shareholders

Align compensation with the value realized by our Shareholders

Use “at risk” compensation to incentivize executives

Use “at risk,” or variable, compensation to align the interests with those of our Shareholders over time and contribute to the achievement of both short- and long-term goals

Attract and retain talented executives

Provide compensation opportunities and policies that are competitive with similarly sized biotechnology companies

How We Determine Executive Compensation

Compensation Oversight

The Compensation Committee is composed solely of independent directors, who at the end of 2022 were Messrs. Balachandran, Kaye, and Meek, with Mr. Balachandran serving as the Chair.

Details of the Compensation Committee’s duties are fully set out in the Compensation Committee’s charter, which can be found on our website: http://uniqure.com/investors-newsroom/corporate-governance.php.

The overarching purpose of the Compensation Committee is to oversee the way the Board discharges its responsibilities relating to uniQure’s compensation policies, plans and programs for uniQure’s executive officers and directors.

The Compensation Committee is wholly accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation. For other NEOs, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Overall compensation for our NEOs may increase or decrease year-to-year based upon, among other things, his or her annual performance or changes in his or her responsibilities.

The Annual Committee Process

The Compensation Committee typically meets 7 (seven) or more times a year to consider the following items:

Quarter	Typical Meeting Topics
1
●
Determine the Company’s performance against their goals for the previous year;
●
Determine the Company’s goals for current year;
●
Determine current year executive compensation base salary, target bonus and long-term equity incentive grants, as well as earned annual cash bonus for prior year; and
●
Determine current year non-executive employee compensation, including merit pool for base salary increases, bonus pool for prior year performance, and annual equity grants.

2
●
Assess prior year activities and Compensation Committee performance;
●
Review the Compensation Committee Charter;
●
Review, with our compensation consultant, best practices related to disclosure and director and executive compensation;
●
Review information provided by compensation consultant related to director compensation based on peer group;
●
Determine director compensation, including cash and equity compensation; and
●
Plan compensation cycle through remainder of current year and into following year.

3	● Review compensation peer group; and ● Engage compensation consultant for work associated with upcoming compensation cycle.

4
●
Review information provided by compensation consultant, including comparable peer group data related to executive compensation;
●
Perform initial compensation evaluations for the coming year (including executive cash and equity compensation), non-executive employee compensation including merit pool for base salary increases, bonus pool for prior year performance, and annual equity grants; and
●
Perform initial evaluations of the Company’s performance against their corporate goals.

Additional meetings are scheduled on an as needed basis, and in 2022 the Compensation Committee met 7 (seven) times.

Use of an Independent Advisor

As set out in its Charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee. In 2022, the Compensation Committee retained WTW, a global human resources consulting firm, as its independent compensation consultant for fiscal year 2022. WTW reported directly to the Compensation Committee and took direction from the Chair of the Compensation Committee.

During the year, WTW assisted in designing and reviewing our management and director compensation programs, including reviewing the compensation peer group, providing market data on all aspects of compensation, reviewing long-term incentive grant practices, attended Compensation Committee meetings, and provided general advice.

The Compensation Committee considered the analysis and advice from WTW, as well as support and insight from management when making compensation decisions.

The Compensation Committee has assessed the independence of WTW taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards, and concluded that no conflict of interest has arisen with respect to the work that WTW performs for the Compensation Committee.

Managing Compensation-Related Risk

The Company operates in a highly regulated and competitive sector, and managing risk is embedded in the way the Company is run and operates. The Board has delegated to the Compensation Committee responsibility to oversee compensation-related risk.

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices as part of our annual risk assessment performed by management and reported to and discussed with the Board. The Compensation Committee has determined that uniQure’s compensation policies and practices do not encourage our executives to take excessive risks that could reasonably be expected to materially threaten the value of the Company. Our compensation policies and practices diversify the risks associated with any single element of the executives’ compensation. Specifically, the executive compensation programs and processes are designed to align with the short- and long-term strategies that support a high-performing, sustainable business. Additionally, the individual and corporate goals are thoughtfully determined prior to the start of the applicable performance periods for short-term and long-term incentive programs with key priorities aligned to the long-term strategy.

Compensation Peer Group

The Compensation Committee, with support of WTW, conducts an annual review of the peer group used for benchmarking compensation levels, with a detailed review every two years. A peer group review was performed in 2021 and approved in September 2021 to inform 2022 compensation decisions (the “2022 Peer Group”). The 2022 Peer Group comprises of 17 similar, publicly traded, biopharmaceutical companies based on multiple factors, including number of employees, market capitalization, R&D expense, revenue, and pipeline profile.

The table below depicts the 2022 Peer Group:

• Adverum Biotechnologies	• Editas Medicine	• Regenxbio
• Arena Pharmaceuticals	• Epizyme	• Revance Therapeutic
• Arrowhead Pharmaceuticals	• Fate Therapeutics	• Sangamo Therapeutic
• Blueprint Medicines	• Intellia Therapeutics	• Voyager Therapeutics
• Denali Therapeutics	• Invitae	• Wave Life Science
• Dynavax Technologies	• MeiraGTx

The 2022 Peer Group reflects the removal of MyoKardia, a company included within our 2021 peer group and which was subsequently acquired by BMS. At the time of approval, 2022 Peer Group had:

•	Trailing twelve-month average market capitalizations that ranged from approximately $300 million to $6.8 billion, with uniQure ranked at the 45th percentile;

•	Employee headcounts that ranged from 167 to 2,300, with uniQure ranked at the 71st percentile;

•	R&D expense that ranged from $29 million to $327 million, with uniQure ranked at the 30th percentile; and

•	Revenues that ranged from $0 to $794 million, with uniQure ranked at the 40th percentile.

The Compensation Committee determined that uniQure’s size relative to the peer group was appropriate for the purpose of compensation comparisons. For executive roles where insufficient proxy statement data was available to inform market comparisons, the Compensation Committee additionally referenced survey data provided by WTW and Radford for similarly sized biotech and biopharma companies.

Compensation Elements

At the 2016 Annual General Meeting, uniQure Shareholders approved our Remuneration Policy, which sets out the structure for the compensation granted to our senior managers, including the Chief Executive Officer and other NEOs. The full policy can be found on our website: http://uniqure.com/investors-newsroom/corporate-governance.php.

In summary, our compensation program is designed to be straightforward in nature with five core elements, the first three of which are compensation related and the last two are benefits reflecting local market practices for each NEO.

Element	Purpose	Key Features
Base Salary	● Provide market-competitive fixed compensation ● Attract exceptional talent in the relevant market
●
Fixed cash compensation
●
Reviewed annually
●
Value informed by market levels for executives with comparable qualifications, experience, and responsibility, coupled with the nature, scope and impact of the role
●
Target approximately 50th percentile of market peers, considering the above factors

Short-Term Incentive (Annual Cash Bonus)	● Reward for achievement of pre-defined criteria in areas of strategic importance to uniQure ● Align compensation with Company performance
●
Subject to the approval of the Board in its discretion
●
Discretionary variable cash compensation ranging from 40% to 60% of annual base salary
●
Maximum opportunity capped at 150% of target
●
Weighting is based solely on performance against corporate goals for the Chief Executive Officer, and a combination of performance against corporate goals (80%) and individual goals (20%) for the other named executive officers
●
Corporate and individual targets established in the beginning of each year
●
Assessment against the predetermined goals informs actual cash bonus that is awarded
●
Target bonuses informed by levels in the market, with reference to the 50th percentile

Long-Term Incentives (Equity Awards)	● Align long-term interests with shareholders ● Reward sustainable value creation ● Encourage retention
●
Annual awards subject to the approval of the Board in its discretion
●
Annual awards in 2022 were a mix of stock options and restricted stock units
●
Stock options have a ten-year term, with 25% vesting after one year and then ratably on a quarterly basis
●
Restricted stock units vest ratably on an annual basis over three years
●
Target opportunity informed by prior year performance and levels in the market with reference to the 50th percentile

Pension and Retirement Savings Plans	● Provide market-competitive retirement benefits
●
Based on local market practice
●
U.S.-based employees, including our NEOs, are eligible to participate in a qualified 401(k) Plan with matching of up to 3% of base salary
●
Netherlands-based and Switzerland-based employees, including our NEOs, are eligible to participate in a defined contribution pension plan

Element	Purpose	Key Features
Other Benefits	● Provide market competitive benefits focused on well-being
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An Employee Share Purchase Plan (“ESPP”) is offered to all eligible employees, which includes eligible named executive officers
●
ESPP allows for purchase of discounted Ordinary Shares through accumulated payroll deductions
●
Medical, dental and vision health care plans with premiums paid by the company for U.S. employees, including NEOs
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Up to four weeks of paid time off for U.S.-based named executive officers and six weeks for Netherlands-based executive officers
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Company-paid life insurance and short-term and long-term disability, with some employee contribution for U.S.-based employees
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Tuition reimbursement
●
Fitness membership reimbursement

Target Pay Mix

A significant portion of our NEOs’ target compensation is variable and at-risk, short-term incentives (“STI”) and long-term incentives (“LTI”) maximizing alignment with our Shareholders and long-term value creation.

The 2022 target compensation mix based on grant date fair value for the Chief Executive Officer is detailed below. Of the total target compensation, 89% was at risk (the STI and LTI components) and 11% was not at risk (the salary component).

We do not specify a target mix of salary, STI and LTI compensation for our other NEOs, but we target a range of approximately 75% - 80% for the at-risk components. The overall compensation structure is adjusted to determine an appropriate mix on a position-by-position basis based on peer group data and other comparable compensation data for each position.

2022 Compensation Decisions and Outcomes

Base Salary

As described below, our NEOs receive a base salary, the terms of which are subject to each of their individual employment agreements. The Compensation Committee annually reviews each named executive officer’s base salary and may adjust such individual’s base salary after considering his or her responsibilities, performance and contributions to the Company and the Company’s overall performance. Additionally, the Compensation Committee will consider market data, with a view to ensuring base salary is set competitively, with a philosophy of targeting approximately the 50th percentile, taking into consideration the above factors. Based on that analysis and the recommendation of our Compensation Committee, the Board made adjustments from the prior year to the base salaries of our NEOs.

The 2022 base salary for our NEOs is described below:

Named Executive Officer	2021 Base Salary	2022 Base Salary	Percentage Increase	Effective Date
Matthew Kapusta (1)	$583,495	$610,000	4.5%	January 2022
Ricardo Dolmetsch (1)	$506,000	$525,000	3.8%	January 2022
Alexander Kuta (1)	$444,813	$460,000	3.4%	January 2022
Christian Klemt (1)	€ 325,000	€ 340,000	4.6%	January 2022
Pierre Caloz (2)	463,760 CHF	475,000 CHF	2.4%	January 2022
(1)	Base salaries were increased in alignment with the increase rate for the broader employee population.

(2)	Mr. Caloz joined uniQure on May 17, 2021. He received an increase in 2022 that reflects a pro-rated increase based on his 2021 hire date.

Short-term Incentive

The Company’s short-term incentives to NEOs provide an opportunity for our NEOs to earn an annual cash bonus, contingent on the successful achievement of goals with various program areas aligned to our strategic objectives. The award of any annual bonuses are subject to the approval of the Board in its discretion.

Any annual cash bonus for the Chief Executive Officer is based solely on the assessment of company-wide performance. For the other NEOs, 80% of their opportunity is based on the same company-wide performance, with the remaining 20% based on individual performance.

Bonus opportunities for the NEOs in 2022 were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)
Matthew Kapusta	60%	90%
Ricardo Dolmetsch	50%	75%
Alexander Kuta	40%	60%
Christian Klemt	40%	60%
Pierre Caloz	50%	75%

There were no changes to the NEOs target bonus levels in 2022. Annually, we evaluate and establish performance targets based on the corporate goals that are adopted by the Board. Our performance targets are generally based on the achievement of a key set of core objectives considered essential to our successful performance over a given calendar year. These core objectives are designed across the range of functions of the Company, including clinical, research and technology, regulatory, manufacturing, finance, and other general and administrative functions. Our performance against targets is reviewed periodically with the Board throughout the year. At the end of the calendar year, we assess the overall performance, which is then used for compensation decisions, including the payment of annual incentive bonuses.

In early 2022, the Board approved the following corporate objectives.

Corporate Objectives	Weighting at Target	Corporate Sub-Objectives	Weighting at Target
Focused Execution	55.0%	Support the Biologics License Application (“BLA”) and Marketing Authorization Application (“MAA”) Submissions and Commercial Launch for HEMGENIX™	27.5%
		Execute the Clinical Development Plan for Huntington’s Disease (AMT-130)	27.5%
Strategic Expansion & Growth	32.5%	Advance Product Candidates for rTLE (AMT-260) and Fabry Disease (AMT-191) Towards the Clinic	17.5%
		Build an Early and Sustainable Pipeline	7.5%
		Improve and Innovate the Platform	7.5%
Strengthen the Organization	12.5%	Improve Culture and Retain Talent	10.0%
		Conserve Capital and Achieve Cash Burn Target	2.5%

We believe these corporate objectives were critical to the successful execution of our long-term strategy and the achievement of sustainable shareholder value creation. In approving the targets, each goal within a program area has an associated level of achievement and time frame. The extent to which the goal is achieved, and whether it is on time, informs the rating assigned at year-end. Each objective had at least two goals associated with it, such as program advancement or pipeline milestones. When it set them, the Compensation Committee believed that the goals associated with these corporate objectives were challenging but attainable, and that attainment was uncertain.

To achieve the annual cash bonus, the total performance related to all key goals must exceed a minimum threshold of 50%. The maximum total performance related to all key goals cannot exceed 150%. The total performance is determined by taking the weighted average of each of the goals. If overall performance is assessed at below 50%, no annual cash bonus is paid, and if overall performance assessed at above 150%, the annual cash bonus is capped at 150% of the target bonus.

While the specific goals are not disclosed for each objective given their potential competitive sensitivity, the following achievements in 2022 were factors taken into consideration when assessing Company performance:

Key Goal	Key Achievements
Support BLA Submission and Commercial Launch for Hemophilia B (HEMGENIX™)
●
Achieved U.S. approval, under Priority Review, of the first and only gene therapy for the treatment of hemophilia B
●
Achieved EMA validation of the marketing application ahead of schedule
●
Achieved a favorable opinion from the Committee for Medicinal Products for Human Use
●
Completed 2-year follow-up of the HOPE-B study ahead of schedule
●
Conducted successful inspections by EMA and FDA of the Lexington manufacturing facility, Amsterdam labs, and across various clinical sites
●
Manufactured and released commercial drug product batches

Execute Clinical Development Plan for Huntington’s Disease (AMT-130)
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Enrolled U.S. Cohort 2 ahead of schedule
●
Presented encouraging data on U.S. Cohort 1 showing favorable impact on key biomarkers
●
Completed enrollment of EU Cohort 1 ahead of schedule; Enrollment of EU Cohort 2 on target prior to voluntary pause
●
Successfully resolved safety investigations
●
Developed data strategy for Phase I/II clinical trial
●
Developed a Phase III clinical trials strategy

Advance Product Candidates for TLE (AMT-260) and Fabry (AMT-191) Towards the Clinic
●
Completed significant research and pre-clinical development studies
●
Completed the AMT-260 clinical development plan
●
Completed significant aspects of regulatory development
●
Held an investor event focused on rTLE and AMT-260
●
Completed drafting of the AMT-191 clinical development plan

Build Early and Sustainable Pipeline
●
Selected lead candidates for two research programs
●
Successfully completed proof-of-concept studies for two research programs
●
Initiated two new research projects
●
Identified a strategic, clinical-stage SOD1-ALS gene therapy program and completed acquisition in early 2023

Improve and Innovate the Platform
●
Identified potential next generation technology for pipeline program
●
Implemented CMC improvements and efficiencies
●
Enhanced manufacturing training and education programs
●
Completed validation and inspections of Quality Control labs
●
Completed process development of manufacturing technologies
●
Increased cGMP manufacturing capacity
●
Completed research studies related to next generation technologies
●
Demonstrated proof of concept for aspects of next generation technologies

Improve Culture / Retain Talent
●
Recruited critical new hires
●
Achieved total and regrettable turnover at or below the market median
●
Implemented an environmental, social and governance (“ESG”) Committee reporting to the Nomination & Governance Committee of the Board
●
Developed and conducted a global culture survey with participation of more than 80%

Conserve Capital and Achieve Cash Burn Target	● Achieved cash burn and recurring operating expenses below budget

The following table provides a breakdown of how the Board, with respect to our CEO, and the Compensation Committee, with respect to our remaining named executive officers, determined that we performed against each of these corporate objectives during 2022:

Corporate Objectives	Weighting at Target	Maximum Achievement	Actual % Earned
Support BLA Submission and Commercial Launch for HEMGENIX™	27.5%	41.3%	41.3%
Execute Clinical Development Plan for AMT-130	27.5%	41.3%	36.3%
Advance AMT-260 and AMT-191 Towards the Clinic	17.5%	26.3%	23.8%
Build Early and Sustainable Pipeline	7.5%	11.3%	11.0%
Improve and Innovate the Platform	7.5%	11.3%	11.0%
Improve Culture / Retain Talent	10.0%	15.0%	13.0%
Conserve Capital and Achieve Cash Burn Target	2.5%	3.8%	3.8%
Total	100%	150%	140%

In consultation with our NEOs, Mr. Kapusta established individual goals for each of our NEOs at the beginning of 2022 that (i) were specific to each named executive officer’s area of responsibility and (ii) were intended to support our corporate objectives for 2022. At the time these goals were established, Mr. Kapusta believed they were challenging but attainable, and attainment was uncertain. At the conclusion of 2022 when determining individual performance, key considerations for each NEO included:

Named Executive Officer	Considerations
Ricardo Dolmetsch
●
Spearheaded the clinical trial execution and supported regulatory submissions and agency inquiries related to HEMGENIX™
●
Executed on the AMT-130 U.S. Phase I/II trial and EU Cohort 1
●
Led a comprehensive safety investigation and reinitiated higher-dose enrollment in the AMT-130 Phase I/II program
●
Selected lead candidates on two research programs
●
Initiated two new research projects
●
Supported the successful acquisition of a clinical-stage SOD1-ALS program

Alexander Kuta
●
Provided substantial support for HEMGENIX™ regulatory submissions and responses to agency inquiries
●
Spearheaded the preparation and execution of multiple facility pre-approval inspections
●
Successfully released multiple batches of HEMGENIX™ commercial product

Christian Klemt
●
Achieved cash budget targets and no significant accounting deficiencies
●
Provided interim leadership and a smooth transition of human resource organization to newly appointed Chief People & Culture Officer
●
Supported IT commercial readiness and strengthened cybersecurity

Pierre Caloz
●
Provided substantial CMC support for HEMGENIX™ regulatory submissions and responses to agency inquiries
●
Successfully manufactured HEMGENIX™ commercial launch material
●
Supported successful pre-approval inspections of the manufacturing facilities
●
Managed supply for AMT-260 program and initiation of clinical production

With input from Mr. Kapusta, the Compensation Committee made a qualitative determination following the end of the year as to the level of achievement by each of our named executive officers other than our CEO about his or her respective individual performance objectives. The combination of corporate and individual performance resulted in the following 2022 actual bonus pay-outs:

		Allocation of Bonus			Actual Bonus Achievement
Named Executive Officer	Base Salary	Target Bonus %	Corporate Goals Weighting	Individual Goals Weighting	Corporate Goal Achievement	Individual Goal Achievement	2022 Cash Bonus
Matthew Kapusta	$610,000	60%	100%	—	140%	—	$512,400
Ricardo Dolmetsch	$525,000	50%	80%	20%	140%	107.5%	$350,438
Alexander Kuta	$460,000	40%	80%	20%	140%	115.0%	$248,400
Christian Klemt	€ 340,000	40%	80%	20%	140%	110.0%	€ 182,240
Pierre Caloz	475,000 CHF	50%	80%	20%	140%	130.0%	327,750 CHF

2022 Long-Term Incentive Awards

The Company’s 2014 Plan provides that the Board may grant equity awards to its employees. These grants include annual and periodic equity awards linked to continued employment and, at the Board’s discretion, the achievement of certain performance targets. Such grants as they apply to our NEOs are described below. Pursuant to the 2014 Plan, employees may be granted options, restricted share units or performance share units. By awarding long-term incentive awards via a combination of different vehicles, the Compensation Committee can balance the objectives of driving sustainable long-term performance and shareholder value creation, encouraging retention while remaining market competitive.

For 2022, the Compensation Committee determined that annual long-term incentive awards would be granted in the form of share options and restricted share units. This combination of vehicles balances our objectives of long-term performance and shareholder value creation with executive retention and market competitiveness. Options require our stock price to increase, and to do so in a sustainable way, for the awards to have and retain value. The Compensation Committee believes these provide a compelling performance orientation.

Awards are generally made annually in the first calendar quarter, considering the impact on achieving our corporate goals, performance in the prior year and market data for the compensation peer group. The key features of each award type are as follows:

●
Options vest over a period of four years, with 25% of options granted becoming exercisable on the first anniversary, with the remaining options becoming exercisable pro-rata on a quarterly basis over the remaining three years.
●
Awards expire after ten years.
●
Share options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval.

●
Restricted Share Units vest pro-rata on an annual basis over three years.
●
Dividends do not accrue until shares are free from restrictions, unless expressly stated in the applicable award agreement.
●
Shares are issued to the participant upon vesting of the award but may be subject to a nondiscretionary sale of a portion of the shares to cover tax withholding requirements.

Target equity awards are approved each year by the Compensation Committee, based on a combination of factors including performance against corporate and individual goals, granting history in prior years, impact on share utilization and dilution, impact of the individual on achieving the Company’s corporate goals, relative grant levels among executives, market practices and other relevant factors. In determining and approving award values, the Compensation Committee reviews data for our peer group and the overall total compensation of our executive officers. Considering the overall corporate performance and individual achievement in 2021, our Compensation Committee recommended that the Board grant long-term incentive equity awards that were commensurate with reference to the 25th-75th percentile of our peer group.

In establishing the mix of long-term incentives to award our NEOs, the Compensation Committee referenced market data for our peers, which found that most competitors grant awards in either stock options or a combination of stock options and restricted stock units. These awards had the following fair values as of the February 24, 2022 grant date (rounded to the nearest thousand):

Named Executive Officer	Stock Options	Restricted Stock Units	Total
Matthew Kapusta	$ 2,150,000	$ 2,150,000	$ 4,300,000
Ricardo Dolmetsch	$ 940,000	$ 940,000	$ 1,880,000
Alexander Kuta	$ 600,000	$ 600,000	$ 1,200,000
Christian Klemt	$ 750,000	$ 750,000	$ 1,500,000
Pierre Caloz (1)	$ 637,500	$ 637,500	$ 1,275,000
(1)	Mr. Caloz was hired in May 2021 and his 2022 equity grant was pro-rated based on service.

Vesting of 2021 Performance Share Units

In 2021 the Compensation Committee determined to award key leaders, including the NEOs, a one-time performance-based equity grant to support the retention of employees and align the organization around key value drivers for the company. As a result of the achievements described above with respect to HEMGENIX™, 35% of the PSUs vested in the fourth quarter of 2022 and the first quarter of 2023.

The remaining 65% of the original award remains subject to performance goals related to a clinical study milestone for the Huntington’s Disease program and two pipeline candidate milestone achievements. Based on this performance criteria, the number of units that vests can range from a minimum of 0% to a maximum of 100%. In addition for the last three milestones, the vesting outcome will be modified based on the company’s 3-year relative total shareholder return performance compared against the Nasdaq Biotechnology Index:

●	Above 75th percentile of the Nasdaq Biotechnology Index – 150% earned milestone.
●	Between the 25th and 50th percentile of the Nasdaq Biotechnology Index – 100% earned milestone.
●	Below the 25th percentile of the Nasdaq Biotechnology Index – 50% earned milestone.

The core design aspects of the performance share unit award (i.e., broader leader participation beyond the NEOs, fully at-risk performance-based milestone, as well as linkage to relative total shareholder return) were put in place to ensure close alignment between shareholders, NEOs, and the broader leadership population.

Employee Share Purchase Plan

The Employee Share Purchase Plan is designed to allow eligible employees of uniQure and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the Plan is to provide employees with a convenient method to invest in uniQure Ordinary Shares which will increase the equity stake of our employees and will benefit shareholders by aligning more closely the interests of our participating employees with those of our Shareholders. We believe that this will help to motivate and retain highly qualified employees.

Under the Plan, the number of Ordinary Shares initially reserved for issuance was 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date.

CEO Pay Ratio

Under Item 402(u) of Regulation S-K adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee, excluding our CEO.

The following table sets forth a summary of the median of the annual total compensation of employees of the Company (other than the CEO), the annual total compensation of our CEO and the ration of such amounts.

Matthew Kapusta total compensation	$5,628,174
Median Employee 2022 annual total compensation	$152,477
CEO to Median Employee Pay Ratio	37

Methodology

Our methodology for determining our CEO pay ratio relies on reasonable estimates and assumptions calculated in a manner consistent with Item 402(u) of Regulation S-K.

As permitted by applicable SEC rules, we have elected to use the same median employee identified for purposes of the 2021 pay ratio disclosed in the “CEO Pay Ratio” section of our proxy statement for the 2022 annual meeting of shareholders filed with the SEC on April 29, 2022. There has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.

To identify the median employee we calculated the 2022 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Specifically, we used total wages earned as our consistently applied compensation measure excluding the CEO, which we obtained from our payroll records across our global employee population. We calculated the total wages earned in the 2022 calendar year and adjusted the pay of employees in Europe from Euros to U.S. Dollars using the average exchange rate that we applied in our audited financial statements. For each employee who started his or her employment after January 1, 2022, we adjusted the total wages earned by such employee to reflect his or her annualized wages earned. However, no such adjustment was made for any of our temporary or seasonal workers.

We then calculated our median employee’s compensation in 2022 and determined that the total annual compensation of our median employee was $152,477 as of December 31, 2022.

Our CEO to median employee pay ratio is 37 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements

Matthew Kapusta

Prior to becoming our Chief Executive Officer, Mr. Kapusta served as our Chief Financial Officer. On December 9, 2014, the Company entered into an employment agreement with Mr. Kapusta for the role of Chief Financial Officer, which was subsequently amended on a several occasions, including in connection with Mr. Kapusta’s appointment as Chief Executive Officer (as amended, the “Kapusta Employment Agreement”). The Kapusta Employment Agreement provided that Mr. Kapusta would earn a base salary equal to $450,000 per year effective January 1, 2017, plus reimbursement of expenses incurred on the Company’s behalf. In February 2022, the Board approved Mr. Kapusta’s 2022 salary and long-term equity incentive awards, as well as his annual cash bonus for performance in 2021. The Board awarded Mr. Kapusta a 2022 base salary of $610,000 and a 2021 performance bonus of $350,097. Mr. Kapusta was also eligible for a cash bonus based on performance in 2022 with a target of 60% of his base salary. The Board also awarded Mr. Kapusta 2022 long-term incentive equity grants of 125,073 restricted share units and an option to purchase 215,643 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Kapusta Employment Agreements are further discussed below. The term of the Kapusta Employment Agreement will run through December 31, 2023 (subject to an automatic renewal provision if no notice of termination is provided at least ninety days prior to the end of a renewal term) or until terminated by either us or by Mr. Kapusta. Copies of the Kapusta Employment Agreement and its amendments are filed as Exhibits 10.6, 10.7 and 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021, respectively. The foregoing are not complete descriptions of the Kapusta Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Pierre Caloz

Mr. Caloz entered into an employment agreement with the Company effective May 17, 2021, for the role of Chief Operations Officer (the “Caloz Employment Agreement”). The Caloz Employment Agreement provided that Mr. Caloz will receive a base salary of CHF (Swiss Francs) 463,760 per year, subject to review at the sole discretion of the Company, a one-time signing bonus of CHF 180,103 and a discretionary bonus of up to 50% of annual base salary. Under the Caloz Employment Agreement, Mr. Caloz is also entitled to expenses and reimbursements. He was also entitled to a grant of an option to purchase 75,000 ordinary shares in the Company (subject to a four-year vesting period), a grant of 25,000 restricted share units (subject to a three-year vesting period), and a grant of 10,000 restricted share units (subject to a one-year vesting period) each pursuant to the Company’s equity incentive plan and would be eligible for future grant awards. The Caloz Employment Agreement also provides for severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2022, Mr. Caloz received a letter (the “Caloz 2022 Letter”), which provided that his 2022 base salary would be CHF 475,000 and his 2021 bonus will be CHF 147,743. The Caloz 2022 Letter also provided that Mr. Caloz would be entitled to participate in the 2022 equity grants of 37,086 restricted share units and an option to purchase 63,941 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Caloz Employment Agreement are further discussed below. The Caloz Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Caloz Employment Agreement is filed as Exhibit 10.61 to the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022. The foregoing are not complete descriptions of the Caloz Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Ricardo Dolmetsch

Dr. Dolmetsch entered into an employment agreement with the Company effective September 14, 2020, for the role of President, Research and Development (the “Dolmetsch Employment Agreement”). The Dolmetsch Employment Agreement provided that Dr. Dolmetsch would receive a base salary of $500,000 per year, subject to review at the sole discretion of the Company, a one-time signing bonus of $250,000 and a discretionary bonus of up to 50% of annual base salary. Under the Dolmetsch Employment Agreement, Dr. Dolmetsch is also entitled to expenses and reimbursements. He was also entitled to a grant of an option to purchase 35,000 ordinary shares in the Company (subject to a four-year vesting period), a grant of 55,000 restricted share units (subject to a three-year vesting period), and a grant of 10,000 restricted share units (subject to a one-year vesting period) each pursuant to the Company’s equity incentive plan and would be eligible for future grant awards. The Dolmetsch Employment Agreement also provides for severance benefits, including payments of: (1) to 150% of base salary plus target bonus and COBRA coverage for 18 months for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus and COBRA coverage for 12 months for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2022, Dr. Dolmetsch received a letter (the “Dolmetsch 2022 Letter”), which provided that his 2022 base salary would be $ 525,000 and his 2021 bonus would be $253,000. The Dolmetsch 2022 Letter also provided that Dr. Dolmetsch would be entitled to participate in the 2022 equity grants of 54,683 restricted share units and an option to purchase 94,281 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Dolmetsch Employment Agreement are further discussed below. The Dolmetsch Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Dolmetsch Employment Agreement is filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Dolmetsch Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Alexander E. Kuta

Dr. Kuta entered into an employment agreement with the Company on January 23, 2017, for the role of Senior Vice President, Regulatory Affairs (the “Kuta Employment Agreement”). The Kuta Employment Agreement provides that Dr. Kuta would receive a base salary of $375,000 per year, subject to review at the sole discretion of the Company and a discretionary bonus of up to 35% of annual base salary (with any such bonus for 2017 being pro-rated for length of service). Under the Kuta Employment Agreement, Dr. Kuta was also entitled to expenses and reimbursements. He was also entitled to a grant of an option to purchase 150,000 ordinary shares in the Company pursuant to the Company’s equity incentive plan and would be eligible for future grant awards. Effective August 20, 2019, the Kuta Employment Agreement was amended and restated to, among other things, provide for a promotion to the position of Executive Vice President, Operations, a base salary of $429,646 annually, an additional equity grant of 15,000 restricted share units pursuant to the Company’s equity incentive plan, and additional severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus and COBRA coverage for 18 months for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus and COBRA coverage for 12 months for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2022, Dr. Kuta received a letter (the “Kuta 2022 Letter”), which provided that his 2022 base salary was $460,000 and his 2021 bonus was $ 174,367. The Kuta 2022 Letter also provided that Dr. Kuta was entitled to participate in the 2022 equity grants of 34,904 restricted share units and an option to purchase 60,179 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The Kuta Employment Agreement was to continue in force from year to year unless terminated in accordance with its terms. A copy of the Kuta Employment Agreement is filed as Exhibit 10.44 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Gut Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

On March 31, 2023, Dr. Kuta retired from the Company and its affiliates in all capacities. In connection with his retirement, the Kuta Employment Agreement terminated, other than the provisions that survive termination by their terms. On the same day, Dr. Kuta and uniQure, Inc., an affiliate of the Company, entered into a consulting agreement (the “Consulting Agreement”) on March 31, 2023 for a term of one year. Under the terms of the Consulting Agreement, Dr. Kuta will provide consulting services related to the transition of the regulatory and related functions and other regulatory consulting services that may be reasonably requested. In consideration, Dr. Kuta will (a) receive a consulting fee equal to $15,000 per month, (b) remain eligible during the term of the Consulting Agreement to receive continued vesting of any previously granted equity awards in effect as of the date of retirement, and (c) receive the cost of coverage incurred by Dr. Kuta for any group medical and/or dental insurance pursuant to the federal “COBRA” law during the term of the Consulting Agreement.

Christian Klemt

Mr. Klemt entered into an employment agreement with the Company effective September 1, 2015, for the role of Global Controller. Effective July 15, 2017, Mr. Klemt was promoted to Chief Accounting Officer and entered into an amended employment agreement with the Company (the “Klemt Employment Agreement”). The Klemt Employment Agreement provided that Mr. Klemt would receive a base salary of €200,000 per year, subject to review at the sole discretion of the Company and a discretionary bonus of up to 35% of his annual base salary. Under the Klemt Employment Agreement, Mr. Klemt was also entitled to expenses and reimbursements. Effective March 1, 2020, the Klemt Employment Agreement was amended and restated to, among other things, to provide additional severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. Effective June 15, 2021 Mr. Klemt was promoted to Chief Financial Officer and entered into an amended employment agreement with the Company (the “Klemt Amended Employment Agreement”). The Klemt Amended Employment Agreement provided that Mr. Klemt would receive a base salary of €325,000 per year, subject to review at the sole discretion of the Company and a discretionary bonus of up to 40% of his annual base salary. Under the Klemt Employment Agreement, Mr. Klemt was also entitled to expenses and reimbursements. In March 2022, Mr. Klemt received a letter (the “Klemt 2022 Letter”), which provided that his 2022 base salary would be €340,000 and his 2021 bonus would be €120,004. The Klemt 2022 Letter also provided that Mr. Klemt would be entitled to participate in the 2022 equity grants of 43,630 restricted share units and an option to purchase 75,224 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Klemt Employment Agreement are further discussed below. The Klemt Amended Employment Agreement is to continue in force until he reaches the legal retirement age in the Netherlands, unless terminated earlier. A copy of the Klemt Amended Employment Agreement is filed as Exhibit 10.49 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Klemt Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Other Executive Compensation Policies

Tax and Accounting Considerations for named executive officer subject to US tax legislation

Prior to the passage of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), had disallowed a tax deduction for compensation in excess of $1.0 million paid to a company’s NEOs, other than its chief financial officer. Historically, qualifying performance-based compensation was not subject to the deduction limitation if specified requirements were met. However, effective for taxable years beginning after December 31, 2017, the exemption for qualified performance-based compensation from the deduction limitation of Section 162(m) has been repealed, such that compensation paid to our NEOs more than $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain compensation arrangements in effect as of November 2, 2017.

“Nonqualified deferred compensation” is required by Section 409A of the Internal Revenue Code to be paid under plans or arrangements that satisfy certain statutory requirements regarding timing of deferral elections, timing of payments and certain other matters. Employees and service providers who receive compensation that fails to satisfy these requirements may be subject to accelerated income tax liabilities, a 20% excise tax, penalties, and interest on their compensation under such plans. The Company seeks to design and administer our compensation and benefits plans and arrangements for all our employees and service providers, including our NEOs, to keep them either exempt from or in compliance with the requirements of Section 409A.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base salary amount. The portion of the payments and benefits more than one times base salary amount is treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes.

Deferred Compensation and Retirement Plans

The Company operates a qualified 401(k) Plan for all employees at its Lexington facility in the USA. The uniQure Inc. 401(k) Plan is an employee contribution plan only, and there are no employer contributions currently being made. The uniQure Inc. 401(k) Plan offers both a before tax and after tax (Roth) component, which are subject to IRS statutory limits for each calendar year.

The Company operates a defined contribution pension plan for all employees at its Amsterdam facility in the Netherlands, which is funded by the Company through payments to an insurance company.

Equity Incentive Plan

The 2014 Plan enables the Board to grant equity awards, including options, restricted share unites (RSUs) and performance share units (PSUs). The purpose of the 2014 Plan is to advance the interests of the Company’s Shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the group and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s Shareholders.

The terms of the PSUs are further discussed above. For RSUs the shares are automatically issued to the grantee upon the vesting of the award.

Under the 2014 Plan, the maximum number of Ordinary Shares available is currently limited to 12,601,471. As of March 31, 2023, 403,819 Ordinary Shares remain available for grant under the 2014 Plan.

Employee Share Purchase Plan

The Employee Share Purchase Plan (“ESPP”) is designed to allow eligible employees of the Company and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the ESPP is to provide employees with a convenient method to invest in the Company’s Ordinary Shares which will increase the equity stake of the Company’s employees and will benefit shareholders by aligning more closely the interests of participating employees with those of the Company’s Shareholders. The Company believes that this will help to motivate and retain highly qualified employees.

Under the ESPP, the number of Ordinary Shares initially reserved for issuance is 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date. As of March 31, 2023, a total of 113,565 Ordinary Shares remain available for issuance under the ESPP.

Role of Executive Officer in Determining Executive Compensation

The Compensation Committee and Board approve all compensation decisions related to our Named Executive Offices. Such decisions by the Compensation Committee regarding compensation were made independently from our NEOs.

Stock Ownership Requirements and Hedging Policies

Effective December 2021, the Company adopted stock ownership guidelines to further align the interests of its executive officers with the interests of the Company’s Shareholders. The executive officers are expected to hold ordinary shares of the Company and other equity rights commensurate with their respective roles with the Company. The policy applies to the “Executive Officers,” which includes the Chief Executive Officer, the Chief Financial Officer, the President of Research and Development, the Chief Operations Officer, the Chief Legal Officer, the Chief People and Culture Officer, the Chief Business Officer, the Chief Corporate Affairs Officer, and the Executive Vice President of Regulatory Affairs and Quality Affairs. The policy requires that, within five years of adoption of the policy or their date of appointment to their position, the Executive Officers are required to have a stock ownership position in the Company in an amount no less than the multiple of their base salary set forth below:

Chief Executive Officer	3	x	annual base salary
Other Covered Persons	1	x	annual base salary

In the event of an increase in an Executive Officer’s base salary or other compensation, an Executive Officer will have one year from the time of such increase to acquire any additional Ordinary Shares needed to meet these guidelines. The ownership requirement will be measured as to each Executive Officer as of the first trading day in January of each year. All Directors and Executive Officers have satisfied, or are on track to satisfy within the five-year grace period, the Board’s stock ownership guidelines. This description of the stock ownership guidelines does not purport to be complete, and it is qualified in its entirety by reference to the full text of the guidelines, which can be viewed on our website at https://www.uniqure.com/investors-newsroom/corporate-governance.php.

Clawback Policy

Also effective December 2021, the Company adopted a Compensation Clawback Policy (the “Clawback Policy”). Under the policy, in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, the Board will take, in its discretion, such action it deems necessary to recover from its executive officers who received incentive-based compensation, based on performance in a year for which the Company is required to prepare restated financial statements, the excess of what would have been paid to the executive officer under the accounting restatement. This applies during a lookback period of three years, and the amounts to be reclaimed are as determined by the Board in its sole discretion. For purposes of the Clawback Policy, an executive officer is any of the Company’s officers who are required, or who have been required during the immediately preceding three calendar years, to file reports pursuant to Section 16 of the Securities Exchange Act of 1934 as well as the Company’s Chief Legal Officer, if not included. This policy may, in certain circumstances, be applied to other current or former employees whose actions or omissions contributed to the circumstances requiring the restatement and also involved willful misconduct or a willful violation of any of the Company’s rules. Additionally, if the Board determines that detrimental conduct has occurred that results in a material adverse impact, any incentive compensation paid during the prior year may be subject to clawback. Incentive compensation excludes base salary and other compensation but includes equity compensation and bonuses. The full Clawback Policy is available on our website at https://www.uniqure.com/investors-newsroom/corporate-governance.php.

In October 2022, the SEC adopted new Rule 10D-1 under the Exchange Act, which requires national securities exchanges, including Nasdaq, to establish listing standards relating to executive officer incentive compensation clawback and disclosure rules. The Company intends to monitor the development of Nasdaq’s final listing standards and plans to amend the Clawback Policy, as appropriate, in accordance with requirements of Nasdaq’s final listing standards.

Risk Considerations

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices. Based on such evaluation, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage executives to take excessive risks because the various elements of the Company’s executive compensation policies and practices diversify the risks associated with any single element of the executive’s compensation. Instead, the elements of the Company’s executive compensation policy are, collectively, designed to achieve the Company’s annual and long-term corporate objectives and strategies.

SUMMARY COMPENSATION TABLE

The following table summarizes the annual compensation paid to our named executive officers for the three fiscal years ended December 31, 2022, 2021 and 2020.

Name	Year		Salary (1) ($)	Stock Award (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Medicare benefits ($)	All other compensation ($)	Total ($)
Matthew Kapusta	2022		609,490	2,464,117	2,006,170	512,400	26,847	9,150	5,628,174
	2021		583,495	2,065,081	2,065,074	350,097	27,654	8,700	5,100,101
	2020		584,527	1,750,608	1,749,294	348,398	24,752	7,798	4,465,377
Ricardo Dolmetsch	2022		524,635	1,106,481	877,115	350,438	26,847	9,150	2,894,666
	2021		506,000	470,973	470,983	253,000	27,654	8,700	1,737,310
	2020	(5)	144,231	2,513,550	724,550	75,452	6,359	49,767	3,513,909
Alexander Kuta	2022		459,708	720,102	559,857	248,400	20,424	9,150	2,017,641
	2021		444,813	692,566	692,557	174,367	21,378	8,700	2,034,381
	2020		452,579	641,408	640,928	172,692	18,754	8,550	1,934,911
Christian Klemt (2)	2022		358,297	860,067	699,824	191,352	—	16,711	2,126,251
	2021		344,628	934,487	928,907	141,986	—	18,410	2,368,418
	2020		274,296	427,588	427,275	100,804	—	17,498	1,247,461
Pierre Caloz (2)	2022		501,187	824,225	594,856	344,138	—	105,779	2,370,185
	2021	(6)	316,981	1,206,100	1,499,010	161,661	—	43,901	3,227,653
(1)	Salary is determined based on actual salary during the fiscal years 2020 - 2022. Actual salary has a minor variance from salary listed in the CD&A for U.S. NEOs based on biweekly payroll mechanics.
(2)	Mr. Klemt receives his salary, non-equity incentive plan compensation and other compensation in euros. Amounts were translated to $ using an average exchange rate for the 12-month period ended December 31, 2022 of 1.05 $/euro, December 31, 2021 of 1.18 $/euro, and December 31, 2020 of 1.14 $/euro. Mr. Caloz receives his salary, non-equity incentive compensation and other compensation in Swiss francs. Amounts were translated to dollars using an average exchange rate for the 12-month period ended December 31 2022 of 1.05 $/Swiss franc and December 31, 2021 of 1.09 $/Swiss franc.
(3)	The value of stock awards and stock options as reported in their respective columns above represent the aggregate grant date fair value of the stock and options awards granted to such named officers during 2020, 2021, and 2022 as determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”) not including estimates of forfeitures related to service-based vesting conditions. Amounts reflected in the stock awards column are comprised of the accounting value of both the time-vested RSUs and PSUs granted in the years reflected. PSUs have only been included in the stock awards column to the extend accomplishment of an underlying milestone is considered probable in accordance with ASC 718. As a result of the achievements described in the CD&A, 35% of the PSUs granted in 2021 became probable in 2022 and expenses were recorded. These vested PSUs have been included in the stock award column for 2022. For assumptions and estimates used in determining these values, see Management’s Discussion and Analysis of Financial Condition and Results of Operations — Share-based Payments and Note 2.3.18 of the Consolidated Financial Statements in our 2022 Annual Report on Form 10-K. Note that the amounts reported in these columns reflect the accounting cost for these stock and option awards, and do not correspond to the actual economic value that may be received by the NEOs. The number of RSUs and stock options granted is established using a 30-day average share price, to mitigate for any short-term volatility, applied to the approved target value. Grant date fair values are calculated on the date of grant in accordance with accounting rules. This can result in differences between the target values approved by the Compensation Committee and the disclosed grant date fair value. In 2022 this resulted in the grant date fair value being approximately 7% lower than the target value.
(4)	These amounts reflect the annual cash bonus awards granted to the named executive officers pursuant to the Company’s Short-term Incentive program.
(5)	Dr. Dolmetsch’s employment commenced on September 14, 2020.
(6)	Mr. Caloz’s employment commenced on May 17, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022

The following table contains information concerning exercisable stock options with respect to our Ordinary Shares, RSUs and PSUs granted to our named executive officers that were outstanding as of December 31, 2022.

			Option Awards (1)					Stock Awards (2)
Name	Type of Equity Award		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned PSUs, Shares, Other Units or Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Matthew Kapusta	Option		100,000	—	—	14.71	2025	—	—	—	—
	Option		100,000	—	—	23.60	2025	—	—	—	—
	Option		51,316	—	—	7.53	2026	—	—	—	—
	Option		175,000	—	—	6.22	2027	—	—	—	—
	Option		83,663	—	—	19.39	2028	—	—	—	—
	Option		78,151	5,211	—	31.71	2029	—	—	—	—
	Option		40,747	18,531	—	51.81	2030	—	—	—	—
	Option		42,099	54,130	—	37.00	2031	—	—	—	—
	Option		—	215,643	—	16.04	2032	—	—	—	—
	RSU	(3)	—	—	—	—	—	11,264	255,355	—	—
	RSU	(4)	—	—	—	—	—	37,209	843,528	—	—
	RSU	(7)	—	—	—	—	—	125,073	2,835,405	—	—
	PSU	(8)	—	—	—	—	—	—	—	43,725	991,246
Ricardo Dolmetsch	Option		19,685	15,315	—	38.67	2030	—	—	—	—
	Option		9,599	12,348	—	37.00	2031	—	—	—	—
	Option		—	94,281	—	16.04	2032	—	—	—	—
	RSU	(5)	—	—	—	—	—	18,334	415,632	—	—
	RSU	(4)	—	—	—	—	—	8,487	192,400	—	—
	RSU	(7)	—	—	—	—	—	54,683	1,239,664	—	—
	PSU	(8)	—	—	—	—	—	—	—	21,900	496,473
Alexander Kuta	Option		23,962	—	—	19.39	2028	—	—	—	—
	Option		18,640	1,243	—	31.71	2029	—	—	—	—
	Option		14,928	6,791	—	51.81	2030	—	—	—	—
	Option		14,119	18,153	—	37.00	2031	—	—	—	—
	Option		—	60,179	—	16.04	2032	—	—	—	—
	RSU	(3)	—	—	—	—	—	4,127	93,559	—	—
	RSU	(4)	—	—	—	—	—	12,479	282,899	—	—
	RSU	(7)	—	—	—	—	—	34,904	791,274	—	—
	PSU	(8)	—	—	—	—	—	—	—	15,300	346,851
Christian Klemt	Option		3,000	—	—	13.03	2026	—	—	—	—
	Option		15,000	—	—	5.37	2027	—	—	—	—
	Option		22,620	—	—	19.39	2028	—	—	—	—
	Option		17,485	1,166	—	31.71	2029	—	—	—	—
	Option		9,947	4,532	—	51.81	2030	—	—	—	—
	Option		12,321	15,844	—	37.00	2031	—	—	—	—
	Option		6,086	10,149	—	34.46	2031	—	—	—	—
	Option		—	75,224	—	16.04	2032	—	—	—	—
	RSU	(3)	—	—	—	—	—	2,752	62,388	—	—

			Option Awards (1)					Stock Awards (2)
Name	Type of Equity Award		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned PSUs, Shares, Other Units or Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
	RSU	(4)	—	—	—	—	—	10,891	246,899	—	—
	RSU	(6)	—	—	—	—	—	6,386	144,771	—	—
	RSU	(7)	—	—	—	—	—	43,630	989,092	—	—
	PSU	(8)	—	—	—	—	—	—	—	15,300	346,851
Pierre Caloz	Option		28,124	46,876	—	34.46	2031	—	—	—	—
	Option		—	63,941	—	16.04	2032	—	—	—	—
	RSU	(6)	—	—	—	—	—	16,667	377,841	—	—
	RSU	(7)	—	—	—	—	—	37,086	840,740	—	—
	PSU	(8)	—	—	—	—	—	—	—	21,900	496,473

(1)	The option grants typically vest over four years; 25% on the anniversary of the grant date and in equal quarterly instalments thereafter.
(2)	Market values of RSU and PSU awards are valued based on the closing stock price of the Company on December 31, 2022 ($22.67 per Ordinary Share).
(3)	RSU awards granted on February 27, 2020, vest one-third after each of one year, two years and three years after the grant date.
(4)	RSU awards granted on February 25, 2021, vest one-third after each of one year, two years and three years after the grant date.
(5)	RSU award granted on September 15, 2020, vests one-third after each of one year, two years and three years after the grant date.
(6)	RSU awards granted on June 15, 2021, vest one-third after each of one year, two years and three years after the grant date.
(7)	RSU awards granted on February 24, 2022, vest one-third after each of one year, two years and three years after the grant date.
(8)	The PSU awards were granted on December 8, 2021 and are subject to milestones, the first of which was achieved on November 22, 2022. The remaining milestones are not yet achieved as per December 31, 2022.

GRANTS OF PLAN-BASED AWARDS FOR 2022

										All Other	All Other
										stock	option		Grant Date
				Estimated Future			Estimated Future			Awards:	Awards:		Fair Value
				Payouts under			Payouts Under			Number	Number of	Exercise or	of Stock
				Non-Equity Incentive			Equity Incentive			of shares	securities	Base Price	and
				Plan Awards (1)			Plan Awards			of stock	underlying	of Option	Option
Name	Award		Grant Dates	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units ($)	Option (#)	Awards ($/sh)	Awards ($)
Matthew Kapusta	ICU	(1)		183,000	366,000	549,000	—	—	—
	Option	(2)	2/24/22	—	—	—	—	—	—	—	215,643	16.04	2,006,170
	RSU	(3)	2/24/22	—	—	—	—	—	—	125,073	—	—	2,006,171

Ricardo Dolmetsch	ICU	(1)		131,250	262,500	393,750	—	—	—
	Option	(2)	2/24/22	—	—	—	—	—	—	—	94,281	16.04	877,115
	RSU	(3)	2/24/22	—	—	—	—	—	—	54,683	—	—	877,155

Alexander Kuta	ICU	(1)		92,000	184,000	276,000	—	—	—
	Option	(2)	2/24/22	—	—	—	—	—	—	—	60,179	16.04	559,857

	RSU	(3)	2/24/22	—	—	—	—	—	—	34,904	—	—	559,860

Christian Klemt (4)	ICU	(1)		71,400	142,800	214,200	—	—	—
	Option	(2)	2/24/22	—	—	—	—	—	—	--	75,224	16.04	699,824
	RSU	(3)	2/24/22	—	—	—	—	—	—	43,630	—	—	699,825

Pierre Caloz (5)	ICU	(1)		124,688	249,375	374,063	—	—	—
	Option	(2)	2/24/22	—	—	—	—	—	—	—	63,941	16.04	594,856
	RSU	(3)	2/24/22	—	—	—	—	—	—	37,086	—	—	594,859
(1)	Represents 2022 annual cash bonus granted under the Company’s Short-Term Incentive Plan. For additional information, please see “Compensation Discussion and Analysis—2022 Short-Term Incentive Plan”.
(2)	Time-vested stock options granted under the Company’s 2014 Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2022 Long-term Incentive Awards”.
(3)	Time-vested RSUs granted under the Company’s 2014 Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2022 Long-term Incentive
(4)	Mr. Klemt receives a salary in euros. Amounts were translated to dollars using an average exchange rate for the 12-month period ended December 31, 2022 of 1.05 $US/euro.
(5)	Mr. Caloz receives his salary in Swiss francs. Amounts were translated to dollars using an average exchange rate for the 12-month period ended December 31, 2022 of 1.05 $US/Swiss franc.

OPTION EXERCISES AND STOCK VESTED IN 2022

The following table discloses information for each of our named executive officers regarding the exercise of stock option awards and the vesting of certain stock awards for the 12-month period ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Matthew Kapusta	—	—	80,630	1,485,479
Alexander Kuta	44,000	866,364	29,097	543,423
Christian Klemt	—	—	24,585	445,285
Ricardo Dolmetsch	—	—	29,875	610,923
Pierre Caloz	—	—	25,633	426,613

(1)

Value realized equals the number of Ordinary Shares vested multiplied by the closing price of our Ordinary Shares on the Nasdaq Global Select Market on the day the Ordinary Shares vested, respectively the closing price on the last trading day if such vesting occurs on a day that our Ordinary Shares are not traded on the Nasdaq Global Select Market.

Pay Versus Performance

The following table provides information showing the relationship during 2022, 2021 and 2020 between (1) “compensation actually paid” (as defined by SEC rule) to (a) each person serving as CEO and (b) our other NEOs on an average basis, and (2) the Company’s financial performance.

Information presented in this section will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so otherwise.

Pay Versus Performance Table

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based On:
	Summary		Compensation	Compensation		Peer Group
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net (Loss) /
	Table Total	Actually Paid	for Non-	to Non-PEO	Shareholder	Shareholder	Income
Year	for PEO (1)	to PEO (1) (2)	PEO NEOs (3)	NEOs (3) (4)	Return (5)	Return (6)	($ in millions) (7)
2022	5,628,174	6,654,083	2,352,186	2,665,453	31.64	111.27	(128.3)
2021	5,100,101	1,863,987	2,341,941	1,229,236	28.94	124.89	332.8
2020	4,465,377	(7,341,891)	2,283,388	(599,725)	50.42	125.69	(141.4)

(1)	Reflects compensation for our CEO, Mr. Kapusta, who served as our Principal Executive Officer (“PEO”) in 2020, 2021 and 2022.
(2)

The amounts reported for Compensation Actually Paid (“CAP”) have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our PEO. The following table discloses the adjustments made to the Summary Compensation Table (“SCT”) amounts to calculate the CAP amounts. The valuation assumptions used to calculate fair values did not materially differ from those at the time of the grant.

	Fiscal year-ended December 31,
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	5,628,174	5,100,101	4,465,377
Deduction for Reported Grant Date Fair Value of Stock Awards (a)	(2,464,117)	(2,065,081)	(1,750,608)
Deduction for Reported Grant Date Fair Value of Option Awards (a)	(2,006,170)	(2,065,074)	(1,749,294)
Addition of fair value at year-end of equity awards granted during the year that remained outstanding and unvested	5,696,179	2,417,085	2,255,198
Change in fair value at year-end versus prior year-end for awards granted in prior year that remained outstanding and unvested	113,292	(1,571,302)	(6,390,497)
Change in fair value at vesting date versus prior year-end for awards granted in prior year that vested during the year	(313,274)	48,258	(4,172,067)
Compensation Actually Paid	6,654,083	1,863,987	(7,341,891)

(a)	Reflects the total of amounts reported in the Stock Awards and Option Awards columns of the SCT for our PEO in each of the reported years.
(3)

Reflects the average compensation for the non-PEO NEOs for each respective year presented. The persons included as non-PEO NEOs in each respective year reflects the relevant individuals included in the SCT for each of the years as follows:

2020: Alexander Kuta, Christian Klemt, Ricardo Dolmetsch, Robert Gut and Sander van Deventer;

2021: Alexander Kuta, Christian Klemt and Ricardo Dolmetsch, Pierre Caloz; and,

2022: Alexander Kuta, Christian Klemt, Ricardo Dolmetsch, and Pierre Caloz.

(4)

The amounts reported for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our non-PEO NEOs. The following table discloses the adjustments made to the SCT amounts to calculate the CAP amounts. The valuation assumptions used to calculate fair values did not materially differ from those at the time of the grant.

	Fiscal year-ended December 31,
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for non-PEO NEOs	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	2,352,186	2,341,941	2,283,388
Deduction for Reported Grant Date Fair Value of Stock Awards (a)	(877,719)	(826,032)	(973,072)
Deduction for Reported Grant Date Fair Value of Option Awards (a)	(682,913)	(897,864)	(614,922)
Addition of fair value at year-end of equity awards granted during the year that remained outstanding and unvested	1,939,018	1,047,488	1,213,407
Change in fair value at year-end versus prior year-end for awards granted in prior year that remained outstanding and unvested	46,323	(425,980)	(1,718,898)
Change in fair value at vesting date versus prior year-end for awards granted in prior year that vested during the year	(111,442)	(10,317)	(789,628)
Compensation Actually Paid	2,665,453	1,229,236	(599,725)

(a)	Reflects the total of amounts reported in the Stock Awards and Option Awards columns of the SCT, averaged for our non-PEO NEOs in each of the reported years.
(5)

Total Shareholder Return (“TSR”) represents the cumulative total shareholder return of investing in our shares for the period beginning on the last trading day of 2019 through the last trading day of each of the years presented in the Pay Versus Performance Table.

(6)

Peer Group TSR represents the cumulative total shareholder return of the NASDAQ Biotechnology Index (“NBI”) for the period beginning on the last trading day of 2019 through the last trading day of each of the years presented in the Pay Versus Performance Table. The NBI is the peer group used by us for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2022.

(7)	Reflects Net (Loss) / Income as reported in the Company’s Annual Report on Form 10-K for the years ending December 31, 2022, 2021 and 2020.

Total Shareholder Return is the only financial performance measure (per the definition in Item 402(v)(2) of Regulation S-K) currently used by uniQure, which already features in the Pay versus Performance Table. Accordingly, no company-selected measure is identified or reported.

Tabular List of Company Performance Measures

As described in our CD&A, we believe that compensation should pay for performance, align interest with our shareholders, use at risk compensation to incentivize executives, and attract and retain talented executives. We seek to align compensation opportunities for our NEOs with strategic priorities for the company, which largely reflect non-financial measures. Total Shareholder Return is the only financial measure currently used in our executive compensation program to assess performance in respect of a portion of the 2021 PSU awards on a relative basis. As a result of Total Shareholder Return already being included in the pay versus performance table, no company-selected measure is reported.

Abular List of
Tabular List of Most Important Performance Measures
Total Shareholder Return

Potential Payments upon Termination or Change of Control

Pursuant to the terms of their respective employment agreements with the Company, each of our NEOs is eligible for potential payments and benefits in connection with a termination, including for Cause or for Good Reason, or in connection with a Change of Control. The following narrative and tables set forth the potential payments and value of additional benefit that each of our NEOs would receive in the scenarios contemplated. The tables below assume that employment terminated and/or the Change of Control occurred on December 31, 2022 and reflect the closing stock price of the Company on December 30, 2022 of $22.67 per Ordinary Share. Except as otherwise provided, the following definitions apply to the potential payments upon termination.

“Accrued Benefit” means (a) payment of base salary through the termination date, (b) payment of any bonus for performance periods completed prior to the termination date, (c) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); and (d) payment of unreimbursed business expenses incurred by the named executive officer.

“Cause” means the good faith determination by the Company, after written notice from the Board to the named executive officer that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to sections (a) and (h) below): (a) the named executive officer has willfully or repeatedly failed to perform his or her material duties, and such failure has not been cured after a period of thirty (30) days’ notice; (b) any reckless or grossly negligent act by the named executive officer having the foreseeable effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect and which did in fact cause such material injury; (c) the named executive officer’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where the named executive officer is working on behalf of the Company; (d) the indictment on charges or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a felony; (e) the conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor which, in the Board’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud, except that, in the event that the named executive officer is indicted on charges for a misdemeanor set forth above, the Board may elect, in its sole discretion, to place the named executive officer on administrative garden leave with continuation of full compensation and benefits under this Agreement during the pendency of the proceedings; (f) conduct by or at the direction of the named executive officer constituting misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates (other than the occasional, customary and de minimis use of Company property for personal purposes); (g) a breach by the named executive officer of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing; (h) a material breach by the named executive officer of any material provision of this Agreement, any of the Company’s written employment policies or the named executive officer’s fiduciary duties to the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the named executive officer of written notice of such breach from the Board, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Board; and (i) any breach of their respective employment agreements.

“Change of Control” means any of the following: (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (b) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (c) the consummation of (1) any consolidation or merger of the Company where the Shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

“Change of Control Termination” means (i) any termination by the Company of the named executive officer’s employment other than for Cause that occurs within 12 months after the Change of Control; or (ii) any resignation by the named executive officer for Good Reason that occurs within 12 months after the Change of Control.

“Disability” means an incapacity by accident, illness or other circumstances which renders the named executive officer mentally or physically incapable of performing the duties and services required of him or her on a full-time basis for a period of at least 120 days.

“Good Reason” means that the named executive officer has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution in the named executive officer’s responsibilities, authority or duties (excluding any duties associated with any position that the named executive officer may hold at the Company); (b) a diminution in the named executive officer’s base salary, except for across-the-board salary reductions, based on the Company’s financial performance, similarly affecting all or substantially all other senior management employees of the Company, which reduction does not reduce the named executive officer’s base salary (in the aggregate with any similar reductions during the term of employment) by more than 20% from the named executive officer’s highest base salary; (c) a material change in the geographic location at which the named executive officer provides services to the Company (i.e., outside a radius of fifty (50) miles from their primary business location); or (d) the material breach of their respective employment agreements by the Company (each a “Good Reason Condition”).

“Good Reason Process” means that (a) the named executive officer reasonably determines in good faith that a Good Reason Condition has occurred; (b) the named executive officer notifies the Board in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition; (c) the named executive officer cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (d) notwithstanding such efforts, the Good Reason Condition continues to exist; and (e) the named executive officer terminates the employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Matthew Kapusta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2022, at a share price of $22.67 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($) (5)	Retirement ($) (5)
Compensation
Cash severance (1)	609,490	1,950,369	—	—	—
Pro-rata bonus (1), (2)	365,694	365,694	365,694	—	—
Long term incentive
Restricted share units - unvested and accelerated	3,934,288	3,934,288	—	—	—
Performance share units - unvested and accelerated (3)	132,166	132,166	132,166	132,166	132,166
Stock options - unvested and accelerated		1,429,713
Benefits and perquisites
Health insurance (4)	33,184	49,776	—	—	—
Total	5,074,822	7,862,006	497,860	132,166	132,166
(1)	Cash severance and pro-rata bonus are paid as a lump sum, except in the case of base salary paid on termination without cause or for good reason, which is paid over the course of the severance period.
(2)	Pro-rata bonus amounts under the “Termination without Cause or Resignation for Good Reason” and “Death” columns are based on actual 2022 annual short-term incentive pay out.
(3)	PSU amounts reflect actual earned awards for all completed tranches.
(4)	Health costs are based on individual elections and budgeted rates for 2022.
(5)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Kapusta Employment Agreement requires us to provide compensation and/or other benefits to Mr. Kapusta during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination because of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits (defined below)) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Other than in the event of a Change of Control Termination (defined below), pursuant to the terms of the Kapusta Employment Agreement, if the Company terminates Mr. Kapusta’s employment (or fails to renew the Kapusta Employment Agreement) without Cause or if Mr. Kapusta resigns or opts not to renew the Kapusta Employment Agreement for Good Reason, then Mr. Kapusta is entitled to Accrued Benefits (defined below), twelve months of base salary, a lump sum bonus payment, accelerated vesting of options and restricted share unit awards which remain unvested as of the termination date, accelerated vesting of performance share unit awards to the extent then earned which remain unvested as of the termination date, and the continuation of certain other benefits.

If Mr. Kapusta’s employment with the Company terminates due to his death or disability, he will be entitled to Accrued Benefits and a lump sum bonus payment.

In the event of a Change of Control Termination (defined below), Mr. Kapusta will be entitled in such circumstances to a lump sum payment equal to two times Mr. Kapusta’s then-current base salary to be paid no later than sixty days after the termination date, his bonus for the year of termination pro-rated based upon Mr. Kapusta’s termination date, and a lump sum representing and additional two times Mr. Kapusta’s bonus, to be paid no later than sixty days following the termination date.

If Mr. Kapusta incurs excise tax liability pursuant to section 4999 of the Internal Revenue Code, as amended, he will be entitled to certain reductions in his severance payments which will have the result of providing him certain tax relief, all pursuant to the Kapusta Employment Agreement.

If Mr. Kapusta’s employment with the Company is terminated voluntarily without Good Reason by Mr. Kapusta, for Cause by the Company, upon a vote of the general meeting of the Company’s Shareholders to dismiss him or upon a vote of the Board to recommend dismissal from his positions at the Company to the general meeting of the Company’s Shareholders and /or to suspend Mr. Kapusta from his positions, then Mr. Kapusta is not entitled to any severance.

“Accrued Benefit” means (a) payment of base salary through the termination date, (b) payment of any bonus for performance periods completed prior to the termination date, (c) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); (d) payment of unreimbursed business expenses incurred by Mr. Kapusta; and (e) rights to indemnification and directors’ and officers’ liability insurance coverage, under any agreement between the Company and Mr. Kapusta, and/or under any of the Company’s organizational documents.

“Change of Control Termination” means (a) any termination by the Company of Mr. Kapusta’s employment, other than for Cause, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control; or (b) any resignation by Mr. Kapusta for Good Reason, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control.

The foregoing descriptions of the Kapusta Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreement.

Pierre Caloz

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2022, at a share price of $22.67 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($) (3)	Retirement ($) (3)
Compensation
Cash severance	751,780	1,127,670	—	—	—
Pro-rata bonus (1)	250,593	250,593	—	—	—
Long term incentive
Restricted share units - unvested and accelerated	—	1,218,581	—	—	—
Performance share units - unvested and accelerated (2)	66,196	66,196	66,196	66,196	66,196
Stock options - unvested and accelerated		423,929
Total	1,068,569	3,086,969	66,196	66,196	66,196
(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2022 annual short-term incentive pay-out.

(2)	PSU amounts reflect actual earned awards for all completed tranches.
(3)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Caloz Employment Agreement requires us to provide compensation and/or other benefits to Mr. Caloz during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination because of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Caloz Employment Agreement, if Mr. Caloz’s employment is terminated due to the death or Disability of Mr. Caloz, then Mr. Caloz is entitled to Accrued Benefits. If the Company terminates Mr. Caloz’s employment without Cause or if Mr. Caloz resigns for Good Reason, then Mr. Caloz is entitled to Accrued Benefits, twelve months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%). In the event of a change of control termination then Mr. Caloz is entitled to Accrued Benefits, 18 months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%). In the event of a termination of Mr. Caloz’s employment due to death or disability or if Mr. Caloz resigns for Good Reason or upon a Change of Control Termination, Mr. Caloz is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Furthermore, in the event of a Change of Control Termination, Mr. Caloz is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

Ricardo Dolmetsch

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2022, at a share price of $22.67 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($) (4)	Retirement ($) (4)
Compensation
Cash severance	786,952	1,180,428	—	—	—
Pro-rata bonus (1)	262,317	262,317	—	—	—
Long term incentive
Restricted share units - unvested and accelerated	—	1,847,696	—	—	—
Performance share units - unvested and accelerated (2)	66,196	66,196	66,196	66,196	66,196
Stock options - unvested and accelerated		625,083
Benefits and perquisites
Health insurance (3)	28,971	43,457	—	—	—
Total	1,144,436	4,025,177	66,196	66,196	66,196
(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2022 annual short-term incentive pay-out.
(2)	PSU amounts reflect actual earned awards for all completed tranches.
(3)	Health costs are based on individual elections and budgeted rates for 2022.

(4)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

As of December 31, 2022, the Dolmetsch Employment Agreement required us to provide compensation and/or other benefits to Dr. Dolmetsch during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination due to of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Dolmetsch Employment Agreement, if Dr. Dolmetsch’s employment is terminated due to the death or Disability of Dr. Dolmetsch, then Dr. Dolmetsch is entitled to Accrued Benefits. If the Company terminates Dr. Dolmetsch’s employment without Cause or if Dr. Dolmetsch resigns for Good Reason, then Dr. Dolmetsch is entitled to Accrued Benefits, twelve months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%), and continued coverage through COBRA for a period of 12 months. In the event of a change of control termination then Dr. Dolmetsch is entitled to Accrued Benefits, 18 months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%), and continued coverage through COBRA for a period of 18 months. In the event of a termination of Dr. Dolmetsch’s employment due to death or disability or if Dr. Dolmetsch resigns for Good Reason or upon a Change of Control Termination, Dr. Dolmetsch is entitled to accelerated vesting of options that remain unvested as of the termination date. Furthermore, in the event of a Change of Control Termination, Dr. Dolmetsch is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

The foregoing descriptions of the Dolmetsch Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreement.

Christian Klemt

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2022, at a share price of $22.67 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($) (3)	Retirement ($) (3)
Compensation
Cash severance	501,616	752,424	—	—	—
Pro-rata bonus (1)	143,319	143,319	—	—	—
Long term incentive
Restricted share units - unvested and accelerated	—	1,443,150	—	—	—
Performance share units - unvested and accelerated (2)	46,247	46,247	46,247	46,247	46,247
Stock options - unvested and accelerated		498,735
Total	691,182	2,883,875	46,247	46,247	46,247
(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2022 annual short-term incentive pay-out.
(2)	PSU amounts reflect actual earned awards for all completed tranches.

(3)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Klemt Employment Agreement requires us to provide compensation and/or other benefits to Mr. Klemt during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination due to a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Klemt Employment Agreement, if Mr. Klemt’s employment is terminated due to the death or Disability of Mr. Klemt, then Mr. Klemt is entitled to Accrued Benefits. If the Company terminates Mr. Klemt’s employment without Cause or if Mr. Klemt resigns for Good Reason, then Mr. Klemt is entitled to Accrued Benefits, twelve months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%). In the event of a change of control termination then Mr. Klemt is entitled to Accrued Benefits, 18 months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%). In the event of a termination of Mr. Klemt’s employment due to death or disability or if Mr. Klemt resigns for Good Reason or upon a Change of Control Termination, Mr. Klemt is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Additionally, if Mr. Klemt retires, he is entitled to accelerated vesting of options granted prior to June 30, 2019. Furthermore, in the event of a Change of Control Termination, Mr. Klemt is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

Alexander E. Kuta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2022, at a share price of $22.67 per Ordinary Share upon termination in certain circumstances, including in the event of change in control

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability ($) (4)	Retirement ($) (4)
Compensation
Cash severance	643,591	965,387	—	—	—
Pro-rata bonus (1)	183,883	183,883	—	—	—
Long term incentive
Restricted share units - unvested and accelerated	—	1,167,732	—	—	—
Performance share units - unvested and accelerated (2)	46,247	46,247	46,247	46,247	46,247
Stock options - unvested and accelerated		398,987
Benefits and perquisites
Health insurance (3)	22,370	33,555	—	—	—
Total	896,091	2,795,791	46,247	46,247	46,247
(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2022 annual short-term incentive pay-out.
(2)	PSU amounts reflect actual earned awards for all completed tranches.
(3)	Health costs are based on individual elections and budgeted rates for 2022.

(4)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Kuta Employment Agreement requires us to provide compensation and/or other benefits to Dr. Kuta during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination because of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Kuta Employment Agreement, if Dr. Kuta’s employment is terminated due to the death or Disability of Dr. Kuta, then Dr. Kuta is entitled to Accrued Benefits. If the Company terminates Dr. Kuta’s employment without Cause or if Dr. Kuta resigns for Good Reason, then Dr. Kuta is entitled to Accrued Benefits, twelve months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%), and continued coverage through COBRA for a period of 12 months. In the event of a change of control termination then Dr. Kuta is entitled to Accrued Benefits, 18 months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%), and continued coverage through COBRA for a period of 18 months. In the event of a termination of Dr. Kuta’s employment due to death or disability or if Dr. Kuta resigns for Good Reason or upon a Change of Control Termination, Dr. Kuta is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Additionally, if Dr. Kuta retires, he is entitled to accelerated vesting of options granted prior to June 30, 2019. Furthermore, in the event of a Change of Control Termination, Dr. Kuta is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

Notwithstanding the above analysis, which was effective during the course of the 2022 calendar year, Dr. Kuta retired effective March 31, 2023, and his employment agreement is no longer in effect. The Company and Dr. Kuta have entered into a one-year consulting agreement to provide transition services following Dr. Kuta’s retirement. Details of that agreement can be found in the Company’s current report on Form 8-K filed with the SEC on April 5, 2023.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

Current Director Compensation Arrangements

Our Remuneration Policy provides that our Board may determine compensation paid to non-executive directors. Our Board-approved non-executive director compensation for their services on our Board as follows:

●	Each non-executive director received an annual retainer of $40,000.
●	The chair of the board receives an annual retainer totaling $75,000 (i.e., an annual retainer of $40,000 and an additional $35,000 as the chair of the Board).
●	Each non-executive director who serves as member of a committee of our Board receives additional compensation as follows:
●	Audit Committee: members receive an annual retainer of $10,000; the chair receives an annual retainer of $20,000.
●	Compensation Committee: members receive an annual retainer of $7,500; the chair receives an annual retainer of $15,000.
●	Nominating and Corporate Governance Committee: members receive an annual retainer of $5,000; the chair receives an annual retainer of $10,000.
●	Research & Development Committee: members receive an annual retainer of $7,500; the chair receives an annual retainer of $15,000.
●	Each non-executive director receives an annual equity grant with a value consisting of one-half options and one-half RSUs with a one-year vesting period for each.

The size of the annual equity grant is determined by reference to our peer group companies. In reviewing Board of Director compensation, the Compensation Committee’s independent consultant provides an analysis of cash and equity compensation practices and levels within the same compensation peer group used for the named executive officers. To remain in line with the practice of peer companies, for 2022 it was determined that Directors would receive an equity award of a fixed number of shares provided that the value of the shares remained within a reasonable range. As a result, the value of the uniQure award will be consistent with our peers who predominantly use fixed share awards. Because such awards can vary in value from year-to-year, the Board will assess the grants to ensure they remain within a reasonable range.

Each annual retainer for Board and committee service is payable semi-annually.

Each member of our Board is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which she or he serves.

DIRECTOR COMPENSATION TABLE

The following table summarizes the annual compensation paid to those persons who served as our non-executive directors during the fiscal year ended December 31, 2022.

Name	Fees Earned ($)	Option Awards ($) (1)	Restricted Stock Unit Awards ($) (1)	Total ($)
Robert Gut	46,370	151,861	152,452	350,682
Jack Kaye	64,110	151,861	152,452	368,422
Madhavan Balachandran	52,740	151,861	152,452	357,052
Jeremy Springhorn	65,240	151,861	152,452	369,552
Paula Soteropoulos	51,370	151,861	152,452	355,682
David Meek	86,370	151,861	152,452	390,682
Leonard Post	52,740	151,861	152,452	357,052
Rachelle Jacques	48,870	151,861	152,452	353,182

(1)	The value of stock awards and stock options as reported in their respective columns is calculated using the grant date accounting fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”).

The following table sets forth information relating to the aggregate number of RSUs and stock options to our Ordinary Shares outstanding on December 31, 2022 for each of our non-executive directors.

Name	Award Type	Aggregate Number of Awards Outstanding (#) (1)
Jack Kaye	Option	60,867
	RSU	10,614
Paula Soteropoulos	Option	50,867
	RSU	10,614
Madhavan Balachandran	Option	49,867
	RSU	10,614
Jeremy Springhorn	Option	49,867
	RSU	10,614
David Meek	Option	43,477
	RSU	10,614
Robert Gut	Option	116,283
	RSU	14,741
Leonard Post	Option	34,562
	RSU	10,614
Rachelle Jacques	Option	30,455
	RSU	10,614
(1)	This table includes unexercised option awards (whether or not exercisable) and unvested stock awards (including unvested stock units).

GENERAL MATTERS

Availability of Certain Documents

This Proxy Statement, a copy of our fiscal year 2022 Annual Report on Form 10-K and our other filings have been posted on our website at http://www.uniqure.com/investors-newsroom/sec-filings.php. A copy of our 2022 Dutch Statutory Annual Accounts and our 2022 Dutch Statutory Board Report is available on our website at www.uniqure.com or may be obtained free of charge by written request.

Please send a written request to investor relations at the Company’s principal executive offices below:

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

Attention: Investor Relations

Email: investors@uniQure.com

or to the Company’s administrative offices:

uniQure N.V.

113 Hartwell Avenue

Lexington, MA 02421

United States

Attention: Investor Relations

Delivery of Proxy Materials to Households

If you are a Shareholder who lives at a shared address and you would like additional copies of the Annual Report on Form 10-K, the Proxy Statement, or any future annual reports or proxy statements, please contact Investor Relations, uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000 or by email at investors@uniQure.com, and we will promptly mail you copies. This Proxy Statement and the Annual Report on Form 10-K are also available at http://www.edocumentview.com/QURE.

Contact for Additional Questions

If you hold your shares directly, please contact Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000, or by email at investors@uniQure.com. If your shares are held in street name, please use the contact information provided on your voting instruction form or contact your broker or other nominee directly.

Shareholder Communications

The Company has a process for Shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board may write to the Board at the address of the Company’s principal executive office given above. These communications will be received by Investor Relations and will be presented to the Board in the discretion of Investor Relations. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any communication determined in good faith to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

Proposals for the 2024 Annual General Meeting of Shareholders

If any Shareholder wishes to propose a matter for consideration at our 2024 Annual General Meeting of Shareholders, the proposal should be delivered to investor relations at the address above.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our Proxy Statement and form of proxy for our 2024 Annual General Meeting of Shareholders, a proposal must be received by investor relations on or before January 18, 2024, unless the date of the 2024 Annual General Meeting is changed by more than 30 days from the date of the 2023 Annual General Meeting of Shareholders, and must satisfy the proxy rules promulgated by the SEC.

Any other shareholder proposals and nominations to be presented at our 2024 Annual General Meeting of Shareholders, must be received by the Company no later than 60 days before the date of the annual general meeting and must otherwise be given pursuant to the requirements of Dutch law.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our Articles of Association and the rules and regulations of the SEC.

Other Matters

At the date of the Proxy Statement, management is not aware of any matters to be presented for action at the 2023 Annual Meeting other than those described above. However, if any other matters should properly come before the 2023 Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy card in accordance with their judgment on such matters.

April , 2023	By Order of the Board of Directors,

/s/ Matthew Kapusta
Matthew Kapusta, Chief Executive Officer, and Executive Director

Appendix A

uniQure N.V.

2014 Share Incentive Plan

(Amended and Restated effective as of June 13, 2023)

1.	Purpose

The purpose of this 2014 Share Incentive Plan, as herein amended and restated (the “Plan”) of uniQure N.V., a public limited company incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the U.S. Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). The Plan was initially effective as of January 9, 2014 and was amended effective as of June 10, 2015, amended and restated as of June 15, 2016 and June 13, 2018, and further amended effective as of June 16, 2021. This amended and restated Plan will be effective as of June 13, 2023, subject to the approval of the Company’s shareholders (the “Amendment Effective Date”).

Changes made pursuant to this amendment and restatement shall only apply to Awards granted on or after the Amendment Effective Date. Awards granted prior to the Amendment Effective Date shall continue to be governed by the applicable Award agreements and the terms of the Plan, without giving effect to changes made pursuant to this amendment and restatement, and the Board shall administer such Awards in accordance with the Plan, without giving effect to changes made pursuant to this amendment and restatement.

2.	Eligibility

All of the Company’s employees, executive directors and non-executive directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Eligibility to participate in the Plan shall be determined at the sole discretion of the Board. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Shares (as defined in Section 7), Restricted Share Units (as defined in Section 7) and Other Share-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a)Administration by the Board. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Shares Available for Awards
(a)	Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under this Section 4(a) and Section 9, the aggregate number of ordinary shares (€0.05 par value per share) of the Company (the “Ordinary Shares”) that may be issued with respect to Awards granted under the Plan on or after the Amendment Effective Date shall not exceed 3,903,819 shares, including (A) 3,500,000 shares and (B) 403,819 shares, which is the number of shares that remained available for Awards under the Plan as of March 31, 2023.  The number of shares remaining available for Awards under the Plan as of the Amendment Effective Date will be reduced by the number of Ordinary Shares subject to Awards granted under the Plan after March 31, 2023 and Prior the Amendment Effective Date.  In addition, subject to adjustment under this Section 4(a) and Section 9, any Ordinary Shares subject to outstanding Awards granted under the Plan as of the Amendment Effective Date that are payable in Ordinary Shares and that are forfeited, terminated, surrendered, exchanged, cancelled or expired or otherwise lapse for any reason, in each case, without having been exercised, vested or paid in Ordinary Shares, on or after the Amendment Effective Date, may be issued with respect to Awards under this Plan.  To the extent that Ordinary Shares subject to an outstanding Award are not issued by reason of the forfeiture, termination, surrender, exchange, cancellation, expiration or lapse of such Award, or by reason of being settled in cash in lieu of Ordinary Shares, then such Ordinary Shares shall immediately again be available for issuance under the Plan.

(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)the gross number of Ordinary Shares covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants a SAR in tandem with an Option for the same number of Ordinary Shares and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Ordinary Shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Ordinary Shares not being issued (including as a result of a SAR that was settleable either in cash or in shares actually being settled in cash), the unused Ordinary Shares covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Share Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of a SAR, the number of shares counted against the shares available under the Plan shall be the gross number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(C)Ordinary Shares delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase Ordinary Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Awards creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards.

(b)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other share or share-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.	Share Options

(a)General. The Board may grant options to purchase Ordinary Shares (each, an “Option”) and determine the number of Ordinary Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable securities laws, as it considers necessary or advisable.  No dividends or dividend equivalents shall be paid with respect to Options.

(b)Incentive Share Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Share Option”) shall only be granted to employees of uniQure N.V., any of uniQure N.V.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Share Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Share Option shall be designated a “Share Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Share Option is not an Incentive Share Option or if the Company converts an Incentive Share Option to a Share Option. On and after the Amendment Effective Date, Awards with respect to a maximum of 200,000 Ordinary Shares may be granted in the form of Incentive Share Options under the Plan.

(c)Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement which shall be not less than 100% of the Fair Market Value per Ordinary Share on the date the Option is granted; provided, however, that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. For purposes of the Plan, unless otherwise required by applicable law, the Fair Market Value per Ordinary Share as of any date shall be (A) if the Ordinary Shares are readily tradeable on a national securities exchange or other market system, either (I) or (II), as determined by the Board on or prior to the date of grant, where (I) is the average of the closing sales prices of the Ordinary Shares during regular trading hours for the ten trading days following the date of grant and (II) is the closing sales price of the Ordinary Shares during regular trading hours on the date of grant, or (B) if the Ordinary Shares are not readily tradeable on a national securities exchange or other market system, the amount determined in good faith by (or in a manner approved by) the Board (“Fair Market Value”). Notwithstanding the foregoing (x) for purposes of any Option intended to be an Incentive Share Option, Fair Market Value shall be determined in accordance with the applicable provisions of Section 422 of the Code and the corresponding regulations, (y) for purposes of any Share Option granted to a Participant who is subject to taxation in the United States, Fair Market Value shall be determined in accordance with the applicable provisions of Section 409A of the Code and the corresponding regulations and (z) in no event shall the exercise price of any Option be less than the nominal value per Ordinary Share.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Ordinary Shares subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Ordinary Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)	By wire transfer, in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of Ordinary Shares owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Ordinary Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Ordinary Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Share Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)by any combination of the above permitted forms of payment.

6.	Share Appreciation Rights

(a)General. The Board may grant Awards consisting of share appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Ordinary Shares or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of an Ordinary Share over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.  No dividends or dividend equivalents shall be paid with respect to SARs.

(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

7.	Restricted Shares; Restricted Share Units

(a)General. The Board may grant Awards entitling recipients to acquire Ordinary Shares (“Restricted Shares”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive Ordinary Shares or cash to be delivered at the time such Award vests (“Restricted Share Units”) (Restricted Shares and Restricted Share Units are each referred to herein as a “Restricted Share Award”).

(b)Terms and Conditions for All Restricted Share Awards. The Board shall determine the terms and conditions of a Restricted Share Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Shares; Dividends. Any dividends (whether paid in cash or shares) declared and paid by the Company with respect to shares of Restricted Shares (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of shares or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Shares. For the avoidance of doubt, dividends declared and paid by the Company with respect to Restricted Shares that are subject to restrictions on transfer and forfeitability shall be paid if and to the extent that the restrictions on transfer and forfeitability with respect to the underlying Restricted Shares lapse, as determined by the Board.

(d)	Additional Provisions Relating to Restricted Share Units.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Share Unit, the Participant shall be entitled to receive from the Company the number of shares of Ordinary Shares set forth in the applicable Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one of such number of Ordinary Shares. The Board may, in its discretion, provide that settlement of Restricted Share Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Share Units.

(3)Dividend Equivalents. The Award agreement for Restricted Share Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Ordinary Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently (but only to the extent the Restricted Share Units are vested) or credited to an account for the Participant, may be settled in cash and/or Ordinary Shares and may be subject to the same restrictions as the Restricted Share Units with respect to which paid, in each case to the extent provided in the Award agreement. Notwithstanding the foregoing, Dividend Equivalents with respect to Restricted Share Units that are subject to restrictions shall be paid only if and to the extent that the restrictions with respect to the underlying Restricted Share Units lapse, as determined by the Board.

8.	Other Share-Based Awards

(a)General. Other Awards of Ordinary Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property, may be granted hereunder to Participants (“Other Share-Based Awards”). Such Other Share-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share-Based Awards may be paid in Ordinary Shares or cash, as the Board shall determine.  Any dividends or Dividend Equivalents with respect to Other Share-Based Awards shall be paid only if and to the extent that restrictions with respect to the underlying Other Share-Based Award lapse, as determined by the Board.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Share-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Ordinary Shares and Certain Other Events

(a)Changes in Capitalization. In the event of any share split, share consolidation, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Share Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Share Unit or Other Share-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing and subject to compliance with Section 409A of the Code, if applicable, in the event the Company effects a split of the Ordinary Shares by means of a share dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such share dividend shall be entitled to receive, on the distribution date, the share dividend with respect to the Ordinary Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such share dividend.

(b)Reorganization Events.

(1)Definition. A “Reorganization Event” shall be deemed to have occurred upon any of the following events:

(A)any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(B)consummation of the sale of all or substantially all of the property or assets of the Company; or

(C)consummation of a consolidation or merger of the Company with another corporation (other than with any of the Company’s subsidiaries), which results in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51% of the Voting Stock of the surviving entity.

Notwithstanding the foregoing, the Board may provide for a different definition of “Change in Control” in an Award agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

(2)	Consequences of a Reorganization Event on Awards.

(A)In connection with a Reorganization Event where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Reorganization Event shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Reorganization Event, references to the “Company” as they relate to employment matters shall include the successor employer, unless the Board provides otherwise.

(B)Unless the Award agreement provides otherwise, if a Participant’s employment or other service is terminated by the Company without cause (as determined by the Board) upon or within 12 months following a Reorganization Event, the Participant’s outstanding Awards shall become fully exercisable and any restrictions on such Awards shall lapse as of the date of such termination; provided that if the restrictions on any such Awards is based, in whole or in part, on performance, the applicable Award agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 9(b)(2) shall be calculated.

(C)In connection with a Reorganization Event, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines without the consent of any Participant (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) upon written notice to a Participant, provide that all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (ii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (I) the number of shares of Ordinary Shares subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (II) the excess, if any, of (x) the Acquisition Price over (y) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (v) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Such surrender, termination or payment shall take place as of the date of the Reorganization Event or such other date as the Board may specify. Without limiting the foregoing, (1) if the per share Acquisition Price does not exceed the per share Option exercise price or SAR measurement price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR and (2) upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding shall automatically be deemed terminated or satisfied.

(D)Notwithstanding the foregoing in this Section 9(b)(2), in the case of outstanding Restricted Share Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Share Unit agreement provides that the Restricted Share Units shall be settled upon a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A) and the Restricted Share Units shall instead be settled in accordance with the terms of the applicable Restricted Share Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (ii), (iii) or (iv) of Section 9(b)(2)(C) if the Reorganization Event constitutes a “change in control event” as defined under U.S. Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Share Units pursuant to Section 9(b)(2)(A), then the unvested Restricted Share Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(E)For purposes of Section 9(b)(2)(A), an Award (other than Restricted Shares) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each Ordinary Share subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.

10.	General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution applicable to such Participant or, other than in the case of an Incentive Share Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Ordinary Shares subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(e)Withholding. The Participant must satisfy all applicable Dutch, United States and other applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver or otherwise recognize ownership of Ordinary Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Dutch, United States and other applicable national, federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Subject to Section 11(c), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Share Option to a Share Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9 or is intended to make the Award comply with applicable law.

(g)Conditions on Delivery of Ordinary Shares. The Company will not be obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Acceleration. Notwithstanding Section 10(i), the Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i)Minimum Vesting. Awards granted under the Plan shall vest or become exercisable over a period that is not less than one year from the date of grant. Subject to any adjustments made in accordance with Section 9(a) above, up to 5% of the Ordinary Shares subject to the share reserve set forth in Section 4(a)(1) may be granted without regard to the minimum vesting requirement of this Section 10(i).

11.	Miscellaneous

(a)No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award. This Plan will not be considered a part of any employment agreement in force between the Participant and the Company and/or a group company. The grant of an Award does not qualify as an employment condition and shall not be included in the calculation of any severance payment or any other payments in connection with the Participant’s employment agreement or the termination thereof. The granting of an Award or the vesting thereof does not in any way affect the scope or level of the Participant’s pension rights, pension entitlements and/or of any other entitlements vis-a-vis the Company and/or a group company. The granting of an Award is at the sole discretion of the Board and does not entitle the Participant to any future Awards.

(b)No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until becoming the record holder of such shares.

(c)No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Ordinary Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Ordinary Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or measurement price of such SARs, (ii) cancel outstanding Options or SARs in exchange or substitution for Options or SARs with an exercise price or measurement price, as applicable, that is less than the exercise price or measurement price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an exercise price or measurement price, as applicable, above the current stock price in exchange or substitution for cash or other securities.

(d)Term of Plan. Unless sooner terminated, the Plan shall terminate on the day before the 10th anniversary of the Amendment Effective Date, provided that the shareholders of the Company approve this amendment and restatement of the Plan.

(e)Amendment of Plan. Subject to Section 11(c), the Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require shareholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Share Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Ordinary Shares) prior to such shareholder approval.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, reacquired or otherwise canceled, or earned, exercised, settled or otherwise paid out, in accordance with their terms.

(f)Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g)Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a supervisory director, managing director, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a supervisory director, managing director, employee or agent of the Company. The Company will indemnify and hold harmless each supervisory director, managing director, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)Data Protection. The Participant hereby fully consents to the processing and transfer of all relevant data in the context of the administration of this Plan and the Award agreement. The Participant shall keep the Company fully informed of any changes in the relevant data.

(j)Share Trading, Recoupment and Other Policies. All Awards made under the Plan shall be subject to any applicable clawback and recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time, including, without limitation, the Company’s right to recover Awards, Ordinary Shares or any gains upon the sale of Ordinary Shares issued under the Plan in the event of a financial restatement due in whole or in part to fraud or misconduct by one or more of the Company’s executives or in the event a Participant violates any applicable restrictive covenants in favor of the Company to which the Participant is subject.

(k)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Netherlands. Any disputes arising out of or in connection with the Plan shall, to the extent permitted by law, be submitted exclusively to the competent court of Amsterdam, the Netherlands.

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1 U P X uniQure N.V. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03T5SB + + q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual General Meeting Proxy Card A Proposals — The Board recommends a vote FOR Proposals 1-12. 1. Resolution to adopt the 2022 Dutch statutory annual accounts and treatment of the results. 2. Resolution to discharge liability of the members of the Board. For Against Abstain 3. Reappointment of Madhavan Balachandran as non-executive director. 4. Reappointment of Jack Kaye as non-executive director. 5. Reappointment of Leonard Post as non-executive director. 6. Reappointment of Jeremy Springhorn as non-executive director. 7. Resolution to renew the designation of the Board as the competent body to issue Ordinary Shares and options. 8. Resolution to reauthorize the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares. 9. Resolution to reauthorize the Board to repurchase Ordinary Shares. For Against Abstain 10. Resolution to appoint KPMG as external auditors of the Company for the financial year 2023. 11. Resolution to approve, on an advisory basis, the compensation of the named executive officers of the Company. 12. Resolution to approve the amendment and restatement of the Company's 2014 Share Incentive Plan. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 M M M M M M M M M MMMMMMMMMMMMMMM 5 7 7 6 6 9 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ∆ ≈ Online Go to www.investorvote.com/QURE or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/QURE Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by June 12, 2023 at 11:59 P.M., Central European Summer Time. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/QURE 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS This proxy is solicited by the Board of Directors for use at the Annual General Meeting on June 13, 2023. Proxy and Power of Attorney of Shareholders The undersigned shareholder of uniQure N.V. (the “Company”) hereby constitutes and appoints each of Matthew Kapusta and David Cerveny as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of the Company to be held at 3:00 p.m. Central European Summer Time on June 13, 2023 and at any adjournments thereof, including on any matters that may properly come before the Annual General Meeting, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-12. (Items to be voted appear on reverse side) Proxy — uniQure N.V. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Change of Address — Please print new address below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2023 Annual General Meeting Admission Ticket 2023 Annual General Meeting of uniQure N.V. Shareholders Tuesday, June 13, 2023, 3:00 P.M. Central European Summer Time Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands Upon arrival, please present this admission ticket and photo identification at the registration desk.